EXHIBIT 10.2

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 8, 2007

Among

ACE LIMITED

ACE BERMUDA INSURANCE LTD.

ACE TEMPEST REINSURANCE LTD.

ACE INA HOLDINGS INC.

as Borrowers

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

BARCLAYS CAPITAL

as Syndication Agent

DEUTSCHE BANK SECURITIES INC.

LLOYDS TSB BANK PLC

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES INC.

BARCLAYS CAPITAL

as Joint Lead Arrangers and Joint Bookrunners

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	ARTICLE 3
	CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

Section 3.01.	Conditions Precedent to Effectiveness	57
Section 3.02.	Conditions Precedent to Each Committed Borrowing and Issuance, Extension or Increase of a Letter of Credit	59
Section 3.03.	Conditions Precedent to Each Competitive Bid Borrowing	60

	ARTICLE 4
	REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Borrowers	61

	ARTICLE 5
	COVENANTS OF THE BORROWERS

Section 5.01.	Affirmative Covenants	65
Section 5.02.	Negative Covenants	67
Section 5.03.	Reporting Requirements	70
Section 5.04.	Financial Covenants	74

	ARTICLE 6
	EVENTS OF DEFAULT

Section 6.01.	Events Of Default	74
Section 6.02.	Actions in Respect of the Letters of Credit upon Default	77

	ARTICLE 7
	THE GUARANTY

Section 7.01.	The Guaranty	78
Section 7.02.	Guaranty Unconditional	78
Section 7.03.	Discharge only upon Payment in Full; Reinstatement in Certain Circumstances	79
Section 7.04.	Waiver by the Guarantors	79
Section 7.05.	Subrogation	80
Section 7.06.	Stay of Acceleration	80
Section 7.07.	Continuing Guaranty; Assignments	80

	ARTICLE 8
	THE AGENTS

Section 8.01.	Authorization and Action	81
Section 8.02.	Agents’ Reliance, Etc.	81
Section 8.03.	JPMCB and Affiliates	82
Section 8.04.	Lender Credit Decision	82
Section 8.05.	Indemnification	82

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SCHEDULES

Pricing Schedule
Commitment Schedule
Schedule 5.02(a)	Liens

EXHIBITS

Exhibit A	Form of Note
Exhibit B-1	Form of Notice of Committed Borrowing
Exhibit B-2	Form of Notice of Competitive Bid Borrowing
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D-1	Form of Opinion of Cayman Islands Counsel to the Parent
Exhibit D-2	Form of Opinion of New York Counsel to the Loan Parties
Exhibit D-3	Form of Opinion of Bermuda Counsel to the ACE Bermuda and ACE Tempest
Exhibit E	Form of Designation Agreement

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 8, 2007 among ACE Limited, a Cayman Islands company (the “Parent”), ACE Bermuda Insurance Ltd. (“ACE Bermuda”), ACE Tempest Reinsurance Ltd. (“ACE Tempest”) and ACE INA Holdings Inc. (“ACE INA”) (ACE Bermuda, ACE Tempest and ACE INA, together with the Parent, the “Borrowers”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the “Initial Lenders”), Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”), as syndication agent (together with any successor syndication agent appointed pursuant to Article 8, the “Syndication Agent”), Deutsche Bank Securities Inc. and Lloyds TSB Bank plc, as co-documentation agents (together with any successor documentation agent appointed pursuant to Article 8, the “Co-Documentation Agents”), JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent (together with any successor administrative agent appointed pursuant to Article 8, the “Administrative Agent” and, together with the Syndication Agent and the Co-Documentation Agents, the “Agents”) for the Lenders (as hereinafter defined) and J.P. Morgan Securities Inc. and Barclays as Joint Lead Arrangers and Joint Bookrunners.

WHEREAS, certain of the parties hereto have previously entered into an Amended and Restated Credit Agreement dated as of December 15, 2005 (as previously amended, the “Existing Agreement”);

WHEREAS, as of the date hereof, no Loans are outstanding under the Existing Agreement;

WHEREAS, the parties hereto have agreed to amend and restate the Existing Agreement in its entirety to read as set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Party” with respect to any outstanding or proposed Letter of Credit means the Borrower for the account of which such Letter of Credit was or is proposed to be issued.

“ACE Bermuda” has the meaning specified in the recital of parties to this Agreement.

“ACE INA” has the meaning specified in the recital of parties to this Agreement.

“ACE Tempest” has the meaning specified in the recital of parties to this Agreement.

“Additional Lender” has the meaning set forth in Section 2.22.

“Adjusted Consolidated Debt” means, at any time, an amount equal to (i) the then outstanding Consolidated Debt of the Parent and its Subsidiaries plus (ii) to the extent exceeding an amount equal to 15% of Total Capitalization, the then issued and outstanding amount of Preferred Securities (other than any Mandatorily Convertible Preferred Securities).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with JPMCB, at its office at 270 Park Avenue, New York, New York 10017, Account No. 323222587, Attention: Loan Agency Group, or such other account as the Administrative Agent shall specify in writing to the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent (with a copy to the Borrowers).

“Advance” means a Committed Advance, a Competitive Bid Advance, a Letter of Credit Advance or a Swingline Advance.

“Affected Lender” means any Lender that (i) has made, or notified any Borrower that an event or circumstance has occurred which may give rise to, a demand for compensation under Section 2.11(a) or (b) or Section 2.13 (but only so long as the event or circumstance giving rise to such demand or notice is continuing), (ii) has notified any Borrower (which notice has not been withdrawn) of any event or circumstance of a type described in Section 2.11(c) or (d) or (iii) is a Downgraded Lender.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” means the Existing Agreement, as amended by this Amended Agreement, and as the same may be further amended from time to time after the date hereof.

“Agreement Currency” has the meaning specified in Section 2.21(g).

“Amended Agreement” means this Second Amended and Restated Credit Agreement dated as of November 8, 2007.

“Applicable Facility Fee Percentage” means, as of any date, a percentage per annum determined by reference to the Pricing Schedule.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance or a Swingline Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Pricing Schedule.

“Approved Investment” means any Investment that was made by the Parent or any of its Subsidiaries pursuant to investment guidelines set forth by the board of directors of the Parent which are consistent with past practices.

“Assignee” has the meaning specified in Section 9.06(c).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time or at any future time (assuming compliance at such time or such future time with all conditions to drawing).

“Bankruptcy Law” means Title 11 of the U.S. Code or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by JPMCB in New York, New York, from time to time, as JPMCB’s prime rate; and

(b)  1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(i).

“Borrowers” has the meaning specified in the recital of parties to this Agreement.

“Borrowers’ Account” means the account of one or more Borrowers maintained by such Borrower(s) with The Bank of Bermuda Limited at its office at 6 Front Street, Hamilton, Bermuda HM12 Account No. 18000035, Attention: Paula Saints, or such other account as the Parent shall specify in writing to the Administrative Agent or such other account as the Borrowers (or any one of them) shall specify in writing to the Administrative Agent.

“Borrowing” means a Committed Borrowing, a Competitive Bid Borrowing or a Swingline Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change of Control” means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting Interests of the Parent or (b) a majority of the board of directors of the Parent shall not be Continuing Members.

“Co-Documentation Agents” has the meaning specified in the recital of parties to this Agreement.

“Commitment” means (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite such Lender’s name on the Commitment Schedule, (ii) with respect to any Person which becomes a Lender pursuant to Section 2.22, the amount of the Commitment undertaken by such Additional Lender pursuant to the documentation under Section 2.22 and (iii) with respect to any Person which becomes a Lender pursuant to Section 9.06(c), the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 9.06(c), in each case as such amount may be changed from time to time pursuant to Section 2.06, 2.22 or 9.06(c); provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrowers hereunder.

“Commitment Schedule” means the Schedule hereto denominated as such.

“Committed Advance” has the meaning specified in Section 2.01(a).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Advances of the same Type made by the Lenders to the same Borrower.

“Committed Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Committed Outstanding Amount” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of all Committed Advances held by such Lender at such time, plus (b) such Lender’s Pro Rata Share of (i) the aggregate Available Amount of all Letters of Credit outstanding hereunder at such time, (ii) the aggregate principal amount of all Letter of Credit Advances made by any Issuing Bank pursuant to Section 2.04(c) and outstanding at such time (whether held by such Issuing Bank or the Lenders) and (iii) the aggregate principal amount of all Swingline Advances made by any Swingline Lender pursuant to Section 2.24 and outstanding at such time (whether held by such Swingline Lender or the other Lenders).

“Competitive Bid Advance” means an advance by a Lender to any Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

“Competitive Bid Borrowing” means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender of its obligations hereunder or that is or becomes available to such Agent or such Lender from a source other than the Loan Parties that is not, to the best of such Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income of the Parent and its Consolidated Subsidiaries, determined on a Consolidated basis for such period.

“Consolidated Net Worth” means at any date the Consolidated stockholders’ equity of the Parent and its Consolidated Subsidiaries determined as of such date, provided that such determination for purposes of Section 5.04 shall be made without giving effect to adjustments pursuant to Statement No. 115 of the Financial Accounting Standards Board of the United States of America.

“Contingent Obligation” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that Contingent Obligations shall not include any obligations of such Person arising under insurance contracts entered into in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Member” means a member of the Board of Directors of the Parent who either (i) was a member of the Parent’s Board of Directors on the date of execution and delivery of this Agreement by the Parent and has been such continuously thereafter or (ii) became a member of such Board of Directors after such date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Parent’s Board of Directors.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.10 or 2.11.

“Debenture” means debt securities issued by ACE INA or the Parent to a Special Purpose Trust in exchange for proceeds of Preferred Securities and common securities of such Special Purpose Trust.

“Debt” of any Person means, without duplication for purposes of calculating financial ratios, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases (excluding imputed interest), (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests (except for obligations to pay for Equity Interests within customary settlement periods) in such Person or any other Person or any warrants, rights or options to acquire such capital stock (excluding payments under a contract for the forward sale of ordinary shares of such Person issued in a public offering), valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Contingent Obligations of such Person in respect of Debt (of the types described above) of any other Person and (i) all indebtedness and other payment obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided, however, that the amount of Debt of such Person under clause (i) above shall, if such Person has not assumed or otherwise become liable for any such Debt, be limited to the lesser of the principal amount of such Debt or the fair market value of all property of such Person securing such Debt; provided further that “Debt” shall not include obligations in respect of insurance or reinsurance contracts entered into in the ordinary course of business or any obligations of such Person (1) to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property) or (2) to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities; provided further that, solely for purposes of Section 5.04 and the definitions of “Adjusted Consolidated Debt” and “Total Capitalization”, “Debt” shall not include (x) any contingent obligations of any Person under or in connection with acceptance, letter of credit or similar facilities or (y) obligations of the Parent or ACE INA under any Debentures or under any subordinated guaranty of any Preferred Securities or obligations of a Special Purpose Trust under any Preferred Securities.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to any Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.02(d) as of such time.

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to any Agent or any other Lender hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Committed Advance made by the Administrative Agent for the account of such Lender, (b) any Issuing Bank pursuant to Section 2.04(c) to purchase a portion of a Letter of Credit Advance made by such Issuing Bank, (c) any Swingline Lender pursuant to Section 2.24 to purchase a portion of a Swingline Advance made by such Swingline Lender, (d) any other Lender pursuant to Section 2.14 to purchase any participation in Committed Advances owing to such other Lender and (e) any Agent or Issuing Bank pursuant to Section 8.05 to reimburse such Agent or such Issuing Bank for such Lender’s ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank as provided therein.

“Defaulting Lender” means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(g).

“Designated Lender” means, with respect to any Designating Lender, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Lender for purposes of this Agreement.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.07(a).

“Dollar Equivalent” has the meaning specified in Section 2.21(h).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to any Borrower and the Administrative Agent.

“Downgrade Account” has the meaning specified in Section 2.19(a).

“Downgrade Event” means, with respect to any Lender, a reduction of the credit rating for the senior unsecured unsupported long-term debt of such Lender by S&P or Moody’s.

“Downgraded Lender” means any Lender which has a credit rating of less than A- (in the case of S&P) or A3 (in the case of Moody’s) for its senior unsecured unsupported long-term debt or which does not have any credit rating on such debt from one of S&P or Moody’s.

“Downgrade Notice” has the meaning specified in Section 2.19(a).

“Effective Date” means the first date on which the conditions set forth in Article 3 shall have been satisfied.

“Eligible Designee” means a special purpose entity that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Parent and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Committed Borrowing, an interest rate per annum equal to the rate per annum appearing on Dow Jones Markets (Telerate) Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Committed Borrowing, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates).

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Committed Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Agreement” means the Amended and Restated Credit Agreement dated as of December 15, 2005 among the Borrowers and the lenders agents and arrangers parties thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the fee letters dated October 5, 2007 (a) among the Parent, the Administrative Agent and J.P. Morgan Securities Inc. and (b) between the Parent and Barclays Bank PLC.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Fixed Rate Advances” has the meaning specified in Section 2.03(a)(i).

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 4.01(l)(ii).

“Foreign Plan” has the meaning specified in Section 4.01(l)(ii).

“GAAP” has the meaning specified in Section 1.03.

“Guarantor” means each of the Borrowers.

“Guaranty” means the undertaking by each of the Guarantors under Article 7.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Committed Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower requesting such Borrowing or Conversion pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one or two weeks or one, two, three or six months, as the Borrower requesting such Borrowing or Conversion may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) such Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Committed Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period (other than a one or two week Interest Period) occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person; provided, however, that any purchase by any Loan Party or any

Subsidiary of any catastrophe-linked instruments which are (x) issued for the purpose of transferring traditional reinsurance risk to the capital markets and (y) purchased by such Loan Party or Subsidiary in accordance with its customary reinsurance underwriting procedures, or the entry by any Loan Party or any Subsidiary into swap transactions relating to such instruments in accordance with such procedures, shall be deemed to be the entry by such Person into a reinsurance contract and shall not be deemed to be an Investment by such Person.

“Issuing Bank” means Barclays Bank PLC, JPMCB, Mellon Bank, N.A., Wachovia Bank, National Association and any “New Issuing Bank” appointed in accordance with Section 2.20. Except as otherwise indicated, each reference to Issuing Bank means, with respect to any Letter of Credit, the Issuing Bank which has issued such Letter of Credit.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association.

“Judgment Currency” has the meaning specified in Section 2.21(g).

“LC Participation Obligations” has the meaning specified in Section 2.19(a).

“L/C Related Documents” has the meaning specified in Section 2.05(b)(ii).

“Lender” means (i) each bank or other institution listed on the Commitment Schedule, (ii) each Person which becomes a Lender pursuant to Section 2.22 or Section 9.06(c) and (iii) their respective successors.

“Letter of Credit Advance” has the meaning specified in Section 2.04(f).

“Letter of Credit Agreement” has the meaning specified in Section 2.04(a).

“Letter of Credit Business Day” means, for any Issuing Bank, a day of the year on which banks are not required or authorized by law to close in New York City and on which banks are not required or authorized by law to close in the city in which the principal letter of credit operations of such Issuing Bank are located.

“Letters of Credit” has the meaning specified in Sections 2.01(b).

“Letter of Credit Exposure” at any time means the sum at such time of (a) the aggregate outstanding amount of Letter of Credit Advances, (b) the aggregate Available Amounts of all outstanding Letters of Credit and (c) the aggregate Available Amounts of all Letters of Credit which have been requested by a Borrower to be issued hereunder but have not yet been so issued.

“Letter of Credit Participating Interest” has the meaning specified in Section 2.04(d).

“Letter of Credit Participating Interest Commitment” has the meaning specified in Section 2.04(d).

“LIBO Rate” means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum appearing on Dow Jones Markets (Telerate) Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “LIBO Rate” shall mean for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates).

“LIBO Rate Advances” has the meaning specified in Section 2.03(a)(i).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Fee Letters and (iv) each Letter of Credit Agreement.

“Loan Parties” means the Borrowers.

“Mandatorily Convertible Preferred Securities” means units comprised of (i) Preferred Securities or preferred shares of Parent and (ii) a contract for the sale of ordinary shares of the Parent.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations or properties of the Parent and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition, operations or properties of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Loan Document or (c) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents.

“Material Financial Obligation” means a principal amount of Debt and/or payment obligations in respect of any Hedge Agreement of the Parent and/or one or more of its Subsidiaries arising in one or more related or unrelated transactions exceeding in the aggregate $50,000,000.

“Material Subsidiary” means (i) any Subsidiary of the Parent that has more than $10,000,000 in assets or that had more than $10,000,000 of revenue during the most recent period of four fiscal quarters for which financial statements are available, and (ii) any Subsidiary that is the direct or indirect parent company of any Subsidiary that qualifies as a “Material Subsidiary” under clause (i) above.

“Minimum Amount” has the meaning set forth in Section 5.04(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Non-Dollar Letters of Credit” has the meaning specified in Section 2.21(a).

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Committed Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Competitive Bid Borrowing” has the meaning specified in Section 2.03(a).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Original Agreement” has the meaning set forth in the recitals hereto.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Overnight Rate” has the meaning specified in Section 2.21(h).

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning specified in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to title IV of ERISA (other than any “multiemployer plan” as such term is defined in section 4001(a)(3) of ERISA), and to which any Loan Party or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or which are being contested in good faith by appropriate proceedings: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Preferred Securities” means (i) preferred securities issued by a Special Purpose Trust which shall provide, among other things, that dividends shall be payable only out of proceeds of interest payments on the applicable Debentures, or (ii) other instruments that are treated in whole or in part as equity by either or both of S&P and Moody’s (or any successor to either of the foregoing) while being treated as debt for tax purposes.

“Pricing Schedule” means the Schedule hereto denominated as such.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.06 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) and the denominator of which is the Committed Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Committed Facility as in effect immediately prior to such termination).

“Protected Party” has the meaning specified in Section 2.19.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or obligation, any such Equity Interest, Debt, right or obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of (a) the aggregate amount of the Commitments, if the Commitments are in existence at such time, or (b) the sum of (i) the aggregate amount of the Committed Outstanding Amounts of all Lenders at such time plus (ii) the aggregate outstanding principal amount of Competitive Bid Advances at such time, if the Commitments are not then in existence; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time any of the foregoing amounts attributable to it.

“Responsible Officer” means the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Treasurer or General Counsel of the Parent.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/, or as otherwise published by OFAC from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published by OFAC from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, or (B) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securitization Transaction” means any sale, assignment or other transfer by Parent or any Subsidiary of any accounts receivable, premium finance loan receivables, lease receivables or other payment obligations owing to Parent or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of Parent or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables.

“Significant Subsidiary” means a Subsidiary of Parent that is a “significant subsidiary” of the Parent under Regulation S-X promulgated by the Securities and Exchange Commission.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Trust” means a special purpose business trust established by the Parent or ACE INA of which the Parent or ACE INA will hold all the common securities, which will be the issuer of Preferred Securities, and which will loan to the Parent or ACE INA (such loan being evidenced by Debentures) the net proceeds of the issuance and sale of the Preferred Securities and common securities of such Special Purpose Trust.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swingline Advance” means an advance made or to be made by a Swingline Lender pursuant to Section 2.24.

“Swingline Borrowing” means the borrowing of a Swingline Advance pursuant to Section 2.24.

“Swingline Commitment” means, with respect to each Swingline Lender at any time, the lesser of $50,000,000 and an amount equal to 50% of the aggregate amount of the Commitments.

“Swingline Lender” means each of JPMCB and Barclays Bank PLC.

“Swingline Participation Obligations” has the meaning specified in Section 2.19(a).

“Swingline Termination Date” means the tenth Business Day prior to the Termination Date.

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Taxes” has the meaning specified in Section 2.13(a).

“Termination Date” means the earlier of October , 2012 and the date of termination in whole of the Commitments.

“Total Capitalization” means, at any time, an amount (without duplication) equal to (i) the then outstanding Consolidated Debt of the Parent and its Subsidiaries plus (ii) Consolidated stockholders equity of the Parent and its Subsidiaries plus (without duplication) (iii) the then issued and outstanding amount of Preferred Securities (including Mandatorily Convertible Preferred Securities) and (without duplication) Debentures.

“Total Outstanding Amount” means, at any time, an amount equal to the sum of (a) the aggregate principal amount of all Advances outstanding at such time plus (b) the aggregate Available Amount of all Letters of Credit outstanding at such time.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Commitment” means, with respect to any Lender at any time, (a) such Lender’s Commitment at such time minus (b) such Lender’s Committed Outstanding Amount at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to (a) any agreement or contract shall mean such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms and (b) any law shall mean such law as amended, supplemented or otherwise modified from time to time (including any successor thereto) and all rules, regulations, guidelines and decisions interpreting or implementing such law. The term “including” means “including without limitation” and derivatives of such term have a corresponding meaning.

Section 1.03. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”), applied on a basis consistent (except for changes concurred in by the Parent’s independent public accountants) with the most recent audited consolidated financial statements of the Parent and its Subsidiaries delivered to the Lenders; provided that, if the Parent notifies the Administrative Agent that the Parent wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Parent that the Required Lenders wish to amend Article 5 for such purpose), then the Parent’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective (and, concurrently with the delivery of any financial statements required to be delivered hereunder, the Parent shall provide a statement of reconciliation conforming such financial information to such generally accepted accounting principles as previously in effect), until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent and the Required Lenders.

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT

Section 2.01. The Committed Advances and the Letters of Credit. (a) The Committed Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Committed Advance”) to any Borrower from time to time on any Business Day during the period from the date hereof to but not including the Termination Date in amounts such that (i) no Lender’s Committed Outstanding Amount shall at any time exceed the amount of its Commitment and (ii) the Total Outstanding Amount shall at no time exceed the aggregate amount of the Commitments. Each Committed Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Committed Advances made simultaneously by the Lenders ratably according to their Commitments. Within the foregoing limits, each Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.07 and reborrow under this Section 2.01.

(a) Letters of Credit. Each Issuing Bank agrees, on the terms and subject to the conditions herein set forth, to issue letters of credit (such letters of credit, the “Letters of Credit”) for the account of any Borrower on any Letter of Credit Business Day from time to time during the period from the date hereof until 30 days prior to the Termination Date. No Issuing Bank shall have any obligation to issue, and no Borrower shall request the issuance of, any Letter of Credit hereunder if after giving effect thereto (i) the Commitment Outstanding Amount of any Lender would exceed such Lender’s Commitment or (ii) the Total Outstanding Amount would exceed the aggregate amount of the Commitments (as such Issuing Bank shall be advised by the Administrative Agent as contemplated by Section 2.04). No Issuing Bank shall have any obligation to issue, and no Borrower shall request the issuance of, any Letter of Credit hereunder if the aggregate Available Amounts or the aggregate stated amount of all Letters of Credit issued by such Issuing Bank would exceed, after giving effect to such issuance, the maximum amount set forth in a letter agreement between such Issuing Bank and Parent, on behalf of the Borrowers. No Issuing Bank shall have any obligation to issue, and no Borrower shall request the issuance of, any Letter of Credit except within the following limitations: (i) each Letter of Credit shall be denominated in U.S. dollars (unless issued pursuant to Section 2.21), (ii) each Letter of Credit shall be payable only against sight drafts (and not time drafts) and (iii) no Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than the earlier of 10 days prior to the Termination Date and one year after the date of issuance thereof, but a Letter of Credit may by its terms be automatically renewable annually unless the applicable Issuing Bank notifies the beneficiary thereof of its election not to renew such Letter of Credit; provided that the terms of each Letter of Credit that is automatically renewable annually shall not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 10 days prior to the Termination Date. No Issuing Bank shall have any obligation to issue any letter of credit which is unsatisfactory in form, substance or beneficiary to such Issuing Bank in the exercise of its reasonable judgment consistent with its customary practice. No Issuing Bank shall have any obligation to issue a Letter in Credit in favor of a beneficiary that is a Sanctioned Person or that is organized under the laws of a Sanctioned Country.

Section 2.02. Making the Committed Advances. (a) Except as otherwise provided in Section 2.03, each Committed Borrowing shall be made on notice, given not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Committed Borrowing in the case of a Committed Borrowing consisting of Eurodollar Rate Advances, or not later than 10:30 a.m. (New York City time) on the date of the proposed Committed Borrowing in the case of a Committed Borrowing consisting of Base Rate Advances, by any Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by facsimile. Each such notice of a Committed Borrowing (a “Notice of Committed Borrowing”) shall be by telephone, confirmed immediately in writing, or facsimile, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Committed Borrowing, (ii) Type of Advances comprising such Committed Borrowing, (iii) aggregate amount of such Committed Borrowing and (iv) in the case of a Committed Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for such Committed Advances. Each Lender shall, before 12:00 noon (New York City time) on the date of such Committed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Committed Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower requesting such Committed Borrowing by crediting the applicable Borrowers’ Account.

(a) Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurodollar Rate Advances if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.10 or 2.11 and (ii) the Committed Advances may not be outstanding as part of more than ten (10) separate Committed Borrowings.

(b) Each Notice of Committed Borrowing shall be irrevocable and binding on the Borrower that requested such Committed Borrowing. In the case of any Committed Borrowing that the related Notice of Committed Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower that requested such Committed Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Committed Borrowing for such Committed Borrowing the applicable conditions set forth in Article 3, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Committed Advance to be made by such Lender as part of such Committed Borrowing when such Committed Advance, as a result of such failure, is not made on such date.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Committed Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower requesting such Committed Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at such time under Section 2.08 to Advances comprising such Committed Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Committed Advance as part of such Borrowing for all purposes.

(d) The failure of any Lender to make the Committed Advance to be made by it as part of any Committed Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Committed Advance on the date of such Committed Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Committed Advance to be made by such other Lender on the date of any Committed Borrowing.

Section 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that any Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 7 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate amount of the Advances then outstanding plus the then Available Amount of all Letters of Credit shall not exceed the aggregate amount of the Commitments of the Lenders.

(i) Any Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Administrative Agent, by telecopier, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 7 days after the date of such Competitive Bid Borrowing or later than the earlier of (I) 180 days after the date of such Competitive Bid Borrowing and (II) the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:30 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as “Fixed Rate Advances”) and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders are to be based on a margin above or below the LIBO Rate (the Advances comprising such Competitive Bid Borrowing being referred to herein as “LIBO Rate Advances”). Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on such Borrower. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from such Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

(ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower requesting the Competitive Bid Advances as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Borrower requesting the Competitive Bid Borrowing), before 9:30 a.m. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 10:00 a.m. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender’s Commitment, if any), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower requesting such Competitive Bid Borrowing of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Administrative Agent by the other

Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent, before 10:00 a.m. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(iii) The Borrower requesting any particular Competitive Bid Borrowing shall, in turn, before 10:30 a.m. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and before 11:00 a.m. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

(x) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or

(y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Administrative Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each such Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Administrative Agent notice to that effect. The Borrower that requested such Competitive Bid Borrowing shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

(iv) If the Borrower that requested any particular Competitive Bid Borrowing notifies the Administrative Agent that such Competitive Bid Borrowing is canceled pursuant to paragraph (iii)(x) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(v) If the Borrower that requested any particular Competitive Bid Borrowing accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by such Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article 3. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Administrative Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article 3 and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the Borrower that requested such Borrowing at the Administrative Agent’s address referred to in Section 8.02. Promptly after each Competitive Bid Borrowing the Administrative Agent will notify each Lender of the amount of the Competitive Bid Borrowing.

(vi) If the Borrower that requested any particular Competitive Bid Borrowing notifies the Administrative Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on such Borrower. Such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article 3, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

(b) Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrowers shall be in compliance with the limitations set forth in the proviso to the first sentence of subsection (a) above.

(c) Within the limits and on the conditions set forth in this Section 2.03, any Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

(d) The Borrower to which any particular Competitive Bid Borrowing is made shall repay the then unpaid principal amount of each Competitive Bid Advance to the Administrative Agent for the account of each Lender that has made such Competitive Bid Advance, on the maturity date of such Competitive Bid Advance (such maturity date being that specified by such Borrower as the last day of the Interest Period or the maturity date of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above). No Borrower shall have any right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above.

(e) The Borrower to which any particular Competitive Bid Borrowing is made shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or 6.01(g) or at the request of the Required Lenders during the existence of any other Event of Default, such Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum otherwise required to be paid on such Competitive Bid Advance.

Section 2.04. Issuance and Renewals and Drawings, Participations and Reimbursement with Respect to Letters of Credit. (a) Request for Issuance. A Borrower may from time to time request, upon at least three Letter of Credit Business Days’ written notice (given not later than 11:00 a.m. New York City time on the last day permitted therefor), the applicable Issuing Bank to issue or renew (other than any automatic renewal thereof) a Letter of Credit by:

(i) delivering to such Issuing Bank and the Administrative Agent a written request to such effect, specifying the date on which such Letter of Credit is to be issued (which shall be a Letter of Credit Business Day), the expiration date thereof, the Available Amount thereof, the name and address of the beneficiary thereof and the form thereof, and

(ii) in the case of the issuance of a Letter of Credit, delivering to such Issuing Bank a completed agreement and application with respect to such Letter of Credit as such Issuing Bank may specify for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”), together with such other certificates, documents and other papers as are specified in such Letter of Credit Agreement.

The Administrative Agent shall, promptly upon receiving such notice, notify the Lenders of such proposed Letter of Credit (which notice shall specify the Available Amount and term of such proposed Letter of Credit) or such proposed renewal of a Letter of Credit (which notice shall specify the term of such renewal), and shall determine, as of 11:00 a.m. (New York City time) on the Business Day immediately preceding such proposed issuance, whether such proposed Letter of Credit complies with the limitations set forth in Section 2.01 hereof. If such limitations set forth in Section 2.01 are not satisfied or if the Required Lenders have given notice to the Administrative Agent to cease issuing or renewing Letters of Credit as contemplated by this Agreement, the Administrative Agent shall immediately notify the applicable Issuing Bank (in writing or by telephone immediately confirmed in writing) that such Issuing Bank is not authorized to issue or renew, as the case may be, such Letter of Credit. If an Issuing Bank issues or renews a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Account Party shall otherwise direct, and shall promptly notify the Administrative Agent thereof and furnish a copy thereof to the Administrative Agent.

(b) Request for Extension or Increase. An Account Party may from time to time request the applicable Issuing Bank to extend the expiration date of an outstanding Letter of Credit or increase (or, with the consent of the beneficiary, decrease) the Available Amount of or the amount available to be drawn on such Letter of Credit. Such extension or increase shall for all purposes hereunder be treated as though such Account Party had requested issuance of a replacement Letter of Credit (except only that such Issuing Bank may, if it elects, issue a notice of extension or increase in lieu of issuing a new Letter of Credit in substitution for the outstanding Letter of Credit).

(c) Limitations on Issuance, Extension, Renewal and Amendment. As between an Issuing Bank, on the one hand, and the Agents and the Lenders, on the other hand, such Issuing Bank shall be justified and fully protected in issuing or renewing a proposed Letter of Credit unless it shall have received notice from the Administrative Agent as provided in Section 2.04(a) hereof that it is not authorized to do so (and, in the case of automatic renewals, ten days shall have passed following the date of such Issuing Bank’s receipt of such notice), notwithstanding any subsequent notices to such Issuing Bank, any knowledge of a Default, any knowledge of failure of any condition specified in Article 3 hereof to be satisfied, any other knowledge of such Issuing Bank, or any other event, condition or circumstance whatsoever. An Issuing Bank may amend, modify or supplement Letters of Credit or Letter of Credit Agreements, or waive compliance with any condition of issuance, renewal or payment, without the consent of, and without liability to, any Agent or any Lender, provided that any such amendment, modification or supplement that extends the expiration date or increases the Available Amount of or the amount available to be drawn on an outstanding Letter of Credit shall be subject to Section 2.01.

(d) Letter of Credit Participating Interests. Concurrently with the issuance of each Letter of Credit, the applicable Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Lender, and each other Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from such Issuing Bank, without recourse to, or representation or warranty by, such Issuing Bank, an undivided interest, in a proportion equal to such Lender’s Pro Rata Share, in all of such Issuing Bank’s rights and obligations in, to or under such Letter of Credit, the related Letter of Credit Agreement, all reimbursement obligations with respect to such Letter of Credit, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a “Letter of Credit Participating Interest”, it being understood that the Letter of Credit Participating Interest of an Issuing Bank is the interest not otherwise attributable to the Letter of Credit Participating Interests of the other Lenders). Each Lender irrevocably and unconditionally agrees to the immediately preceding sentence, such agreement being herein referred to as such Bank’s “Letter of Credit Participating Interest Commitment”. Amounts, other than Letter of Credit Advances made by a Lender other than the applicable Issuing Bank and other than Letter of Credit commissions under Section 2.09(d)(i), payable from time to time under or in connection with a Letter of Credit or Letter of Credit Agreement shall be for the sole account of the applicable Issuing Bank. On the date that any Assignee becomes a party to this Agreement in accordance with Section 9.07 hereof, Letter of Credit Participating Interests in all outstanding Letters of Credit held by the Lender from which such Assignee acquired its interest hereunder shall be proportionately reallocated between such Assignee and such assignor Lender (and, to the extent such assignor Lender is an Issuing Bank, the Assignee shall be deemed to have acquired a Letter of Credit Participating Interest from such Issuing Bank to such extent). Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit, its obligation to make the payments specified in Section 2.04(e), and the right of the applicable Issuing Bank to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

(e) Payment by Lenders on Account of Unreimbursed Draws. If an Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date in accordance with Section 2.05(b), such Issuing Bank may notify the Administrative Agent thereof (which notice may be by telephone), and the Administrative Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Administrative Agent’s close of business on the date such notice is given (if notice is given by 2:00 p.m. New York City time) or 10:00 a.m. New York City time the following day (if notice is given after 2:00 p.m. New York City time or in the case of any Lender whose Applicable Lending Office is located in Europe), each Lender will pay to the Administrative Agent, for the account of the applicable Issuing Bank, in immediately available funds, an amount equal to such Lender’s Pro Rata Share of the unreimbursed portion of such payment by such Issuing Bank. Amounts received by the Administrative Agent for the account of an Issuing Bank shall be forthwith transferred, in immediately available funds, to such Issuing Bank. If and to the extent that any Lender fails to make such payment to the Administrative Agent for the account of the applicable Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for such Issuing Bank’s own account, for each day from and including the date of such Issuing Bank’s payment to but not including the date of repayment to such Issuing Bank (before and after judgment) at a rate per annum for each day (i) from and including the date of such payment by such Issuing Bank to and including the second Business Day thereafter equal to the Federal Funds Rate and (ii) thereafter equal to the Base Rate.

(f) Letter of Credit Advances. The term “Letter of Credit Advance” is used in this Agreement in accordance with the meanings set forth in this paragraph 2.04(f). The making of any payment by an Issuing Bank under a Letter of Credit is sometimes referred to herein as the making of a Letter of Credit Advance by such Issuing Bank in the amount of such payment. The making of any payment by a Lender for the account of an Issuing Bank under Section 2.04(e) on account of an unreimbursed drawing on a Letter of Credit is sometimes referred to herein as the making of a Letter of Credit Advance to the applicable Borrower by such Lender. The making of such a Letter of Credit Advance by a Lender with respect to an unreimbursed drawing on a Letter of Credit shall reduce, by a like amount, the outstanding Letter of Credit Advance of the Issuing Bank with respect to such unreimbursed drawing.

(g) Letter of Credit Reports. Each Issuing Bank will furnish to the Administrative Agent prompt written notice of each issuance of a Letter of Credit by such Issuing Bank (including the Available Amount and expiration date thereof), amendment to any such Letter of Credit, cancellation of any such Letter of Credit and payment on any such Letter of Credit. The Administrative Agent will furnish (A) to each Lender prior to the tenth Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and payments and reductions in Available Amount during such month on all Letters of Credit and (B) to each Lender prior to the tenth Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

Section 2.05. Repayment of Advances. (a) Committed Advances. Each Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Committed Advances then outstanding.

(b) Account Party’s Reimbursement Obligation. (i) Each Account Party hereby agrees to reimburse the applicable Issuing Bank (by making payment to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.12) in the amount of each payment made by such Issuing Bank under any Letter of Credit issued for such Account Party’s account, such reimbursement to be made on the date such payment under such Letter of Credit is made by such Issuing Bank (but not earlier than the date which is one Business Day after notice of such payment under such Letter of Credit or of the drawing giving rise to such payment under such Letter of Credit is given to such Account Party). Such reimbursement obligation shall be payable without further notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment by such Account Party is not timely made, such Account Party hereby agrees to pay to the Administrative Agent, for the respective accounts of the applicable Issuing Bank and the Lenders which have funded their respective shares of such amount remaining unpaid by such Account Party, on demand, interest thereon at the rate then applicable to Base Rate Advances under . Each Letter of Credit Advance shall be a Base Rate Advance.

(i) The obligation of each Account Party to reimburse the applicable Issuing Bank for any payment made by such Issuing Bank under any Letter of Credit, and the obligation of each Lender under Section 2.04(e) with respect thereto, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, the applicable Letter of Credit Agreement and any other applicable agreement or instrument under all circumstances, including the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower or any other Person in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that any Borrower or any other Person may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the obligations of any Borrower or any other Person in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or a guarantor.

(c) Rescission. If any amount received by an Issuing Bank on account of any Letter of Credit Advance shall be avoided, rescinded or otherwise returned or paid over by such Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or such Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each Lender will (except to the extent a corresponding amount received by such Lender on account of its Letter of Credit Advance relating to the same payment on a Letter of Credit has been avoided, rescinded or otherwise returned or paid over by such Lender), promptly upon notice from the Administrative Agent or such Issuing Bank, pay over to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share of such amount, together with its Pro Rata Share of any interest or penalties payable with respect thereto.

Section 2.06. Termination or Reduction of the Commitments. The Parent may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portion of the Commitments; provided, however, that each partial reduction (i) shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and

(ii) shall be made ratably among the Lenders in accordance with their Commitments.

Section 2.07. Prepayments. Each Borrower may, upon notice given not later than 11:00 a.m. (New York City Time) on the Business Day on which such prepayment is to be made, in the case of Base Rate Advances, or on the third Business Day prior to the date on which such prepayment is to be made, in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding aggregate principal amount of the Committed Advances comprising part of the same Committed Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (except that prepayment of any Letter of Credit Advance may be made in any amount so long as such Letter of Credit Advance is paid in full or, after giving effect to such prepayment, the aggregate principal amount of all Letter of Credit Advances is an integral multiple of $1,000,000) and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Committed Advance, such Borrower shall also pay any amounts owing pursuant to Section 9.04(c). All prepayments in respect of Eurodollar Rate Advances shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

Section 2.08. Interest. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the Termination Date.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(iii) Regulation D Compensation. Each Lender that is subject to reserve requirements of the Board of Governors of the Federal Reserve System (or any successor) may require the applicable Borrower to pay, contemporaneously with each payment of interest on Eurodollar Rate Advances, additional interest on the related Eurodollar Rate Advances of such Lender at the rate per annum equal to the excess of (i)(A) the applicable Eurodollar Rate, divided by (B) one minus the Eurodollar Rate Reserve Requirement over (ii) the rate specified in clause (i)(A). Any Lender wishing to require payment of such additional interest shall so notify such Borrower directly, in which case such additional interest on the Eurodollar Rate Advances of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing after the giving of such notice.

(b) Default Interest. Upon the occurrence and during the existence of an Event of Default under Section 6.01(a) or 6.01(g) or at the request of the Required Lenders during the existence of any other Event of Default, each Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (a)(i) or (a)(ii) above and, in all other cases, on Base Rate Advances pursuant to clause (a)(i) above.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.01(a), a notice of Conversion pursuant to Section 2.10 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period”, the Administrative Agent shall give notice to the Borrowers and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

Section 2.09. Fees. (a) Facility Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of the Lenders a facility fee, from the Effective Date until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing on December 31, 2007, and on the Termination Date, at the rate of the Applicable Facility Fee Percentage on the average daily Commitment of each Lender during such quarter (whether used or unused); provided, however, that no facility fee shall accrue on the Unused Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Agents’ Fees. Each Borrower agrees that it shall pay to each Agent for its own account such fees as may from time to time be agreed between such Borrower and such Agent.

(c) Letter of Credit Fees, Etc. (i) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Lender a commission, payable in arrears quarterly on the last day of each calendar quarter commencing June 30, 2004, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit issued for the account of such Borrower outstanding from time to time at the rate equal to the then Applicable Margin.

(ii) Each Borrower agrees that it shall pay to the applicable Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit issued for the account of such Borrower as such Borrower and such Issuing Bank shall agree in a side letter.

Section 2.10. Conversion of Advances. (a) Optional. Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.11, Convert all or any portion of the Committed Advances of one Type comprising the same Committed Borrowing into Committed Advances of the other Type; provided, however, that any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.01 for a Committed Borrowing, no Conversion of any Committed Advances shall result in more separate Committed Borrowings than permitted under Section 2.02(b) and each Conversion of Committed Advances comprising part of the same Committed Borrowing shall be made ratably among the Lenders in accordance with their respective Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify. (i) the date of such Conversion, (ii) the Committed Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Committed Advances. Each notice of Conversion shall be irrevocable and binding on such Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Committed Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Committed Advances shall automatically Convert into Base Rate Advances at the end of the applicable Interest Period.

(ii) If the Borrowers shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the

Administrative Agent will forthwith so notify the Borrowers and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the existence of an Event of Default under Section 6.01(a) or 6.01(g) or at the request of the Required Lenders during the existence of any other Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.11. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of, in each case after the date hereof, any law or regulation or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding, for purposes of this Section 2.11, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers agree to pay, from time to time, within ten days after demand by such Lender (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender as a result of or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, within ten days after demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, the Borrowers jointly and severally agree to pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Borrowers by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) If, prior to the first day of any Interest Period with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for such Interest Period for such Committed Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will (i) in the case of requested new Eurodollar Rate Advances, be made as or remain Base Rate Advances or as a Eurodollar Rate Advance with a different Interest Period as to which the Required Lenders have not given such a notice and (ii) in the case of existing Eurodollar Rate Advances, automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances or be continued as a Eurodollar Rate Advance with a different Interest Period as to which the Required Lenders have not given such notice.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO Rate Advances or to continue to fund or maintain Eurodollar Rate Advances or LIBO Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) each Eurodollar Rate Advance or LIBO Rate Advance, as the case may be, of such Lender will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.08(a)(i), as the case may be, and (ii) the obligation of such Lender to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Committed Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist (it being understood that such Lender shall make and maintain Base Rate Advances in the amount that would otherwise be made and maintained by such Lender as Eurodollar Advances absent the circumstances described above).

(e) Each Lender shall promptly notify the Borrowers and the Administrative Agent of any event of which it has actual knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Borrowers to pay any amount pursuant to subsection (a) or (b) above or pursuant to Section 2.13 or (ii) the occurrence of any circumstances of the nature described in subsection (c) or (d) above (and, if any Lender has given notice of any event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Borrowers and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different Applicable Lending Office if such designation will avoid (or reduce the cost to the Borrowers of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender.

(f) Notwithstanding the provisions of subsections (a) and (b) above or Section 2.13 (and without limiting subsection (e) above), if any Lender fails to notify the Borrowers of any event or circumstance that will entitle such Lender to compensation pursuant subsection (a) or (b) above or Section 2.13 within 120 days after such Lender obtains actual knowledge of such event or circumstance, then such Lender shall not be entitled to compensation, from the Borrowers for any amount arising prior to the date which is 120 days before the date on which such Lender notifies the Borrowers of such event or circumstance.

Section 2.12. Payments and Computations. (a) The applicable Borrower shall make each payment hereunder and under the applicable Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.16), not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Borrower is in respect of principal, interest, facility fees or any other amount then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective amount then payable to such Lenders and (ii) if such payment by such Borrower is in respect of any amount then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Each Borrower hereby authorizes each Lender, if an Event of Default under Section 6.01(a) has occurred and is continuing, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount owing under this Agreement that resulted in such Event of Default.

(c) All computations of interest on Base Rate Advances (and any other amount payable by reference to the Base Rate) when the Base Rate is determined by reference to JPMCB’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 or, if applicable, 366 days; all other computations of interest, fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days. All such computations shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from any Borrower required to make any payment prior to the date on which any payment is due to any Lender hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.13. Taxes. (a) Any and all payments by any Loan Party hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes that are imposed on its overall net income and any branch profits taxes by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) and any branch profits taxes by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) and any branch profits taxes by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being herein referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such

Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Notes (herein referred to as “Other Taxes”).

(c) Each Loan Party shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification payment shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, each Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.13, the terms “United States” and “United States person” shall have the meanings specified in Section 7701(a)(9) and 7701(a)(10) of the Internal Revenue Code, respectively.

(e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, as the case may be, and on the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Parent (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Parent with two original Internal Revenue Service forms W-8BEN or W-8ECI or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code) form W-8 (and, if such Lender delivers a form W-8, a certificate representing that such Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the

Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or, in the case of a Lender providing a form W-8, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN,W-8ECI or W-8 (and the related certificate described above), that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Parent and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender which may lawfully do so has failed to provide the Parent with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Parent shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) Each Lender represents and warrants to the Borrowers that, as of the date such Lender becomes a party to this Agreement, such Lender is entitled to receive payments hereunder from the Borrowers without deduction or withholding for or on account of any Taxes.

(h) If a Lender or the Administrative Agent shall become aware that it is entitled to claim a refund from a governmental authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrowers, or with respect to which the Borrowers have paid additional amounts, pursuant to this Section 2.13, it shall promptly notify the Borrowers of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrowers, make a claim to such governmental authority for such refund at the Borrowers’ expense, if obtaining such refund would not, in the good faith judgment of the Lender or Administrative Agent entitled to such refund, be materially disadvantageous to such Lender or the Administrative Agent; provided that nothing in this Section 2.13(h) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such refund) or judicial proceeding to obtain any such refund. If a Lender or the Administrative Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.13, it shall within 60 days from the date of such receipt pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant governmental authority with respect to such refund); provided, however, that the Borrowers, upon request of such Lender or the Administrative Agent, agree to repay the amount paid over to the Borrowers (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such governmental authority. Nothing in this Section 2.13(h) shall be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(i) Any Lender or the Administrative Agent claiming any indemnity payment or additional amounts payable pursuant to this Section 2.13 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Parent or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the determination of such Lender or the Administrative Agent, as the case may be, be otherwise disadvantageous to such Lender or the Administrative Agent.

Section 2.14. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations due and payable to such Lender at such time to (ii) the aggregate amount of the obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b)

on account of obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such obligations owing to such Lender at such time to (ii) the aggregate amount of the obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of such Borrower in the amount of such interest or participating interest, as the case may be.

Section 2.15. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) to provide working capital, and for other general corporate purposes of the Borrowers and their respective Subsidiaries.

Section 2.16. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to any Borrower and (iii) such Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, to the fullest extent permitted by applicable law, set off and otherwise apply the obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, any Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff. Such

Committed Advance shall be considered, for all purposes of this Agreement, to comprise part of the Committed Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Committed Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Committed Advance is deemed to be made pursuant to this subsection (a). Each Borrower shall notify the Administrative Agent at any time such Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by such Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.16.

(b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lenders and (iii) any Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent, such other Agents and such other Lenders and, if the amount of such payment made by such Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent, such other Agents and such other Lenders, in the following order of priority:

(i) first, to the Agents for any Defaulted Amounts then owing to the Agents, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;

(ii) second, to each Issuing Bank for any amount then due and payable to it, in its capacity as such, by such Defaulting Lender, ratably in accordance with such amounts then due and payable to the Issuing Banks; and

(iii) third, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by such Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.16.

(c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) any Borrower, any Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such Agent or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with JPMCB, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be JPMCB’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to the Agents hereunder, ratably in accordance with such amounts then due and payable to the Agents;

(ii) second, to each Issuing Bank for any amount then due and payable to it, in its capacity as such, by such Defaulting Lender, ratably in accordance with such amounts then due and payable to the Issuing Banks;

(iii) third, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder,

ratably in accordance with such respective amounts then due and payable to such other Lenders; and

(iv) fourth, to such Borrower for any Advance then required to be made by such Defaulting Lender pursuant to the Commitment of such Defaulting Lender.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such obligations outstanding at such time.

(c) The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies that such Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

Section 2.17. Replacement of Affected Lender. At any time any Lender is an Affected Lender, the Borrowers may replace such Affected Lender as a party to this Agreement with one or more other Lenders and/or Assignees, and upon notice from the Borrowers such Affected Lender shall assign, and without recourse or warranty, its Commitment, its Committed Advances, its Letter of Credit Advances, its obligations to fund Letter of Credit payments, its participation in, and its rights and obligations with respect to, Letters of Credit, and all of its other rights and obligations hereunder to such other Lenders and/or Assignees for a purchase price equal to the sum of the principal amount of the Committed Advances so assigned, all accrued and unpaid interest thereon, such Affected Lender’s ratable share of all accrued and unpaid fees payable pursuant to Section 2.09, any amounts payable pursuant to Section 9.04(c) as a result of such Affected Lender receiving payment of any Eurodollar Rate Advance prior to the end of an Interest Period therefor (assuming for such purpose that receipt of payment pursuant to such Assignment and Acceptance constitutes payment of such Eurodollar Rate Advances) and all other obligations owed to such Affected Lender hereunder.

Section 2.18. Certain Provisions Relating to the Issuing Banks and Letters of Credit.

(a) Letter of Credit Agreements. The representations, warranties and covenants by the Borrowers under, and the rights and remedies of the applicable Issuing Bank under, any Letter of Credit Agreement relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Borrowers under, and rights and remedies of such Issuing Bank and the Lenders under, this Agreement and applicable law.

Each Account Party acknowledges and agrees that all rights of the applicable Issuing Bank under any Letter of Credit Agreement shall inure to the benefit of each Lender to the extent of its Letter of Credit Participating Interest Commitment as fully as if such Lender was a party to such Letter of Credit Agreement. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Agreement, this Agreement shall prevail.

(b) Certain Provisions. No Issuing Bank shall have any duties or responsibilities to any Agent or any Lender except those expressly set forth in this Agreement, and no implied duties or responsibilities on the part of any Issuing Bank shall be read into this Agreement or shall otherwise exist. The duties and responsibilities of the Issuing Banks to the Lenders and the Agents under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and no Issuing Bank shall have a fiduciary relationship in respect of any Agent, any Lender or any other Person. No Issuing Bank shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any Loan Document or Letter of Credit, except as specifically set forth in Section 9.09. No Issuing Bank shall be under any obligation to ascertain, inquire or give any notice to any Agent or any Lender relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrowers or any other Person, or (iii) the existence of any Default. No Issuing Bank shall be under any obligation, either initially or on a continuing basis, to provide any Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished. No Issuing Bank shall be responsible for the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any Loan Document.

(c) Administration. An Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by or on behalf of the proper party or parties, and no Issuing Bank shall have any duty to verify the identity or authority of any Person giving such notice or other communication. Any Issuing Bank may consult with legal counsel (including in-house counsel for such Issuing Bank or in-house or other counsel for the Borrowers), independent public accountants and any other experts selected by it from time to time, and no Issuing Bank shall be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever an Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to any Borrower, Agent or Lender, such matter may be established by a certificate of such Borrower, Agent or Lender, as the case may be, and such Issuing Bank may conclusively rely upon such certificate. No Issuing Bank shall be deemed to have any knowledge or notice of the occurrence of any Default unless such Issuing Bank has received notice from a Lender, an Agent or a Borrower referring to this Agreement, describing such Default, and stating that such notice is a “notice of default”.

(d) Indemnification of Issuing Banks by Lenders. Each Lender hereby severally agrees to reimburse and indemnify each Issuing Bank and each of its directors, officers, employees and agents (to the extent not reimbursed by the Borrowers and without limitation of the obligations of the Borrowers to do so), in accordance with its Pro Rata Share, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including the reasonable fees and disbursements of counsel (other than in-house counsel) for such Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document or any Letter of Credit, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit, provided, that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of such Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

(e) Issuing Bank in its Individual Capacity. With respect to its Commitments and the obligations owing to it, each Issuing Bank shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not an Issuing Bank, and the term “Lenders” and like terms shall include each Issuing Bank in its individual capacity as such. Each Issuing Bank and its affiliates may, without liability to account to any Person, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, act as agent under other credit facilities for, and engage in any other business with, any Borrower and any stockholder, subsidiary or affiliate of any Borrower, as though such Issuing Bank were not an Issuing Bank hereunder.

Section 2.19. Downgrade Event with Respect to a Lender. (a) If a Downgrade Event shall occur with respect to (i) any Downgraded Lender or (ii) any other Lender and, as a result thereof, such other Lender becomes a Downgraded Lender, then any Issuing Bank or Swingline Lender may, by notice to such Downgraded Lender, the Administrative Agent and the Parent within 45 days after such Downgrade Event (any such notice, a “Downgrade Notice”), request that the Borrowers use reasonable efforts to replace such Lender as a party to this Agreement pursuant to Section 2.17. If such Lender is not so replaced within 45 days after receipt by the Borrowers of such Downgrade Notice, then:

(x) if no Default exists and such Downgraded Lender has not exercised its right to remain a Lender hereunder pursuant to clause (y) below, the following shall occur concurrently:

(A) the Committed Facility shall be reduced by the amount of the Commitment of such Downgraded Lender,

(B) the Borrowers shall prepay all amounts owed to such Downgraded Lender hereunder or in connection herewith (including any amount payable pursuant to Section 9.04(c) as a result of such Downgraded Lender receiving payment of any Eurodollar Rate Advance prior to the end of an Interest Period therefor),

(C) if, upon the reduction of the Committed Facility under clause (A) above and the payment under clause (B) above, the sum of the principal amount of all Advances plus the Available Amount of all Letters of Credit (valuing the Available Amount of, and Letter of Credit Advances of each Issuing Bank in respect of, any Non-Dollar Letter of Credit at the Dollar Equivalent thereof as of the time of such calculation) would exceed the amount of the Committed Facility, then the Borrowers will immediately eliminate such excess by prepaying Committed Advances and/or causing the Available Amount of one or more Letters of Credit to be reduced, and

(D) upon completion of the events described in clauses (A), (B) and (C) above, such Downgraded Lender shall cease to be a party to this Agreement; provided that the provisions of Sections 2.11, 2.13 and 9.04 of this Agreement shall continue to inure to the benefit of each such Downgraded Lender.

or (y) if a Default exists or, not later than 30 days after receipt of such Downgrade Notice, such Downgraded Lender notifies the Borrowers, the Issuing Banks, the Swingline Lenders and the Administrative Agent that such Downgraded Lender elects to provide (in a manner reasonably satisfactory to the Issuing Banks and the Swingline Lenders) cash collateral to each of the Issuing Banks and the Swingline Lenders for (or if such Downgraded Lender is unable, without regulatory approval, to provide cash collateral, letters of credit in each case reasonably satisfactory to the Issuing Banks and the Swingline Lenders covering) its contingent obligations to (i) reimburse the applicable Issuing Bank for any payment under any Letter of Credit as provided in Section 2.04(e) (its “LC Participation Obligations”) and (ii) make payments to the Swingline Lenders in respect of Swingline Advances as provided in Section 2.24(h) (its “Swingline Participation Obligations”), such Downgraded Lender shall be obligated to (and each Lender agrees that in such circumstances it will) deliver to each of the Issuing Banks and the Swingline Lenders (I) immediately, cash collateral (or, as aforesaid, a letter of credit) in an amount equal to its LC Participation Obligations or its Swingline Participation Obligations, as applicable, and (II) from time to time thereafter (so long as it is a Downgraded Lender), cash collateral (or, as aforesaid, a letter of credit) sufficient to cover any increase in its LC Participation Obligations or its Swingline Participation Obligations as a result of any proposed issuance of or increase in a Letter of Credit or borrowing of a Swingline Advance. Any funds provided by a Downgraded Lender for such purpose shall be maintained in a segregated deposit account in the name of each such Issuing Bank or Swingline Lender at an office of such Issuing Bank or Swingline Lender in the United States (a “Downgrade Account”). The funds so deposited in any Downgrade Account shall be used only in accordance with the following provisions of this Section 2.19.

(b) If any Downgraded Lender shall be required to fund its participation in a payment under a Letter of Credit pursuant to Section 2.04(e), then the applicable Issuing Bank shall apply the funds deposited in the applicable Downgrade Account by such Downgraded Lender to fund such participation. If any Downgraded Lender shall be required to fund its Swingline Participation Obligations pursuant to Section 2.24(h), then the applicable Swingline Lender shall apply the funds deposited in the applicable Downgrade Account by such Downgraded Lender to fund such obligations. The deposit of funds in a Downgrade Account by any Downgraded Lender shall not constitute a Letter of Credit Advance or a Swingline Advance (and the Downgraded Lender shall not be entitled to interest on such funds except as provided in clause (c) below) unless and until (and then only to the extent that) such funds are used by the applicable Issuing Bank or Swingline Lender to fund the participation of such Downgraded Lender pursuant to this clause (b).

(c) Funds in a Downgrade Account maintained by an Issuing Bank or Swingline Lender (in this context, a “Protected Party”) shall be invested in such investments as may be agreed between such Protected Party and the applicable Downgraded Lender, and the income from such investments shall be distributed to such Downgraded Lender from time to time (but not less often than monthly) as agreed between such Protected Party and such Downgraded Lender. Each Protected Party will (i) from time to time, upon request by a Downgraded Lender, release to such Downgraded Lender any amount on deposit in the applicable Downgrade Account in excess of the LC Participation Obligations or Swingline Participation Obligations of such Downgraded Lender to such Protected Party and (ii) upon the earliest to occur of (A) the effective date of any replacement of such Downgraded Lender as a party hereto pursuant to an Assignment and Acceptance, (B) the termination of such Downgraded Lender’s Commitment pursuant to clause (a) or (C) the first Letter of Credit Business Day after receipt by such Protected Party of evidence (reasonably satisfactory to such Protected Party) that such Lender is no longer a Downgraded Lender, release to such Lender all amounts on deposit in the applicable Downgrade Account.

(d) At any time any Downgraded Lender is required to maintain cash collateral with a Protected Party pursuant to this Section 2.19, such Protected Party shall have no obligation to issue or increase any Letter of Credit or advance or increase any Swingline Advance unless such Downgraded Lender has provided sufficient funds as cash collateral to (A) the Issuing Banks to cover all LC Participation Obligations of and (B) the Swingline Lenders to cover all Swingline Participation Obligations of such Downgraded Lender (including in respect of the Letter of Credit to be issued or increased and the Swingline Advance to be advanced or increased).

Section 2.20. Downgrade Event or Other Event with Respect to any Issuing Bank. At any time that an Issuing Bank is a Downgraded Lender or at such other times as an Issuing Bank and the Borrowers may agree, the Borrowers may, upon not less than three Letter of Credit Business Days’ notice to such Issuing Bank (in this Section sometimes referred to as the “Old Issuing Bank”) and the Administrative Agent, designate any Lender (so long as such Lender has agreed to such designation) as an additional “Issuing Bank” hereunder (in this Section sometimes referred to as the “New Issuing Bank”). Such notice shall specify the date (which shall be a Letter of Credit Business Day) on which the New Issuing Bank is to become an additional “Issuing Bank” hereunder. From and after such date, all new Letters of Credit requested to be issued hereunder shall be issued by the New Issuing Bank. From and after such date (and until the first date on which no Letters of Credit issued by the Old Issuing Bank are outstanding and no reimbursement obligations are owed to the Old Issuing Bank, on which date the Old Issuing Bank shall cease to be an Issuing Bank hereunder), references in this Agreement to an “Issuing Bank” shall be deemed to refer (a) to the Old Issuing Bank, with respect to Letters of Credit issued by it, (b) to the New Issuing Bank, with respect to Letters of Credit issued or to be issued by it, and (c) to each of the Old Issuing Bank and the New Issuing Bank, with respect to other matters. Notwithstanding the fact that an Old Issuing Bank shall cease to be an “Issuing Bank” hereunder, all of the exculpatory, indemnification and similar provisions hereof in favor of an “Issuing Bank” shall inure to such Old Issuing Bank’s benefit as to any actions taken or omitted by it while it was an “Issuing Bank” under this Agreement. The Borrowers agree that after any appointment of a New Issuing Bank hereunder, the Borrowers shall use reasonable commercial efforts to promptly replace (or otherwise cause the applicable beneficiary to return to the Old Issuing Bank for cancellation) each letter of credit issued by the Old Issuing Bank.

Section 2.21. Non-Dollar Letters of Credit. (a) The Borrowers, the Administrative Agent, the Issuing Banks and the Lenders (i) agree that an Issuing Bank may (in its sole discretion) issue Letters of Credit (“Non-Dollar Letters of Credit”) in currencies other than U.S. dollars and (ii) further agree as follows with respect to such Non-Dollar Letters of Credit:

(b) The Borrowers agree that their reimbursement obligations under Section 2.05(b) and any resulting Letter of Credit Advance, in each case in respect of a drawing under any Non-Dollar Letter of Credit, (i) shall be payable in Dollars at the Dollar Equivalent of such obligation in the currency in which such Non-Dollar Letter of Credit was issued (determined on the date of payment) and (ii) shall bear interest at a rate per annum equal to (A) in the case of amounts owed to the applicable Issuing Bank, the sum of the Overnight Rate plus the Applicable Margin for Eurodollar Rate Advances plus 2% and (B) in the case of amounts owing to any other Lender, the Base Rate plus 2%, in each case for each day from and including the date on which the applicable Account Party is to reimburse the applicable Issuing Bank pursuant to Section 2.05(b) to but excluding the date such obligation is paid in full.

(c) Each Lender agrees that its obligation to pay the applicable Issuing Bank such Lender’s Pro Rata Share of the unreimbursed portion of any payment by such Issuing Bank under Section 2.04(e) in respect of a drawing under any Non-Dollar Letter of Credit shall be payable in Dollars at the Dollar Equivalent of such obligation in the currency in which such Non-Dollar Letter of Credit was issued (calculated on the date of payment) (and any such amount which is not paid when due shall bear interest at a rate per annum equal to the Overnight Rate plus, beginning on the third Business Day after such amount was due, the Applicable Margin for Eurodollar Rate Advances).

(d) For purposes of determining whether there is availability for the Borrowers to request any Advance or to request the issuance or extension of, or any increase in, any Letter of Credit, the Dollar Equivalent amount of the Available Amount of each Non-Dollar Letter of Credit shall be calculated as of the date such Advance is to be made or such Letter of Credit is to be issued, extended or increased.

(e) For purposes of determining the letter of credit fee under Section 2.09(d), the Dollar Equivalent amount of the Available Amount of any Non-Dollar Letter of Credit shall be determined on each of (i) the date of an issuance, extension or change in the Available Amount of such Non-Dollar Letter of Credit, (ii) the date of any payment by an Issuing Bank in respect of a drawing under such Non-Dollar Letter of Credit, (iii) the last day of each calendar month and (iv) each day on which the Commitments are to be reduced pursuant to Section 2.06 (it being understood that no requested reduction shall be permitted to the extent that, after making a calculation pursuant this clause (e), such reduction would be greater than the unused portion of the Commitments).

(f) If, on the last day of any calendar month, the sum of the principal amount of all Advances plus the Available Amount of all Letters of Credit (valuing the Available Amount of, and Letter of Credit Advances in respect of, any Non-Dollar Letter of Credit at the Dollar Equivalent thereof as of such day) would exceed the amount of the Committed Facility, then the Borrowers will immediately eliminate such excess by prepaying Committed Advances and/or causing the Available Amount of one or more Letters of Credit to be reduced.

(g) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due in respect of any Non-Dollar Letter of Credit in one currency into another currency, the rate of exchange used shall be that at which in accordance with its normal banking procedures the applicable Issuing Bank could purchase the first currency with such other currency on the Letter of

Credit Business Day preceding that on which final judgment is given. The obligation of any Account Party in respect of any such sum due from it to an Issuing Bank or any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement and the applicable Non-Dollar Letter of Credit (the “Agreement Currency”), be discharged only to the extent that on the Letter of Credit Business Day following receipt by such Issuing Bank or such Lender of any sum adjudged to be so due in the Judgment Currency, such Issuing Bank or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Issuing Bank or such Lender in the Agreement Currency, the applicable Account Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Issuing Bank or such Lender, as applicable, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to such Issuing Bank or such Lender in such currency, each Issuing Bank and each Lender agrees to return the amount of any excess to the applicable Account Party (or to any other Person who may be entitled thereto under applicable law).

(h) For purposes of this Section, “Dollar Equivalent” means, in relation to an amount denominated in a currency other than U.S. dollars, the amount of U.S. dollars which could be purchased with such amount by the applicable Issuing Bank in accordance with its customary procedures (and giving effect to any transaction costs) at the quoted foreign exchange spot rate of such Issuing Bank at the time of determination; and “Overnight Rate” means, for any day, the rate of interest per annum at which overnight deposits in the applicable currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by such Issuing Bank to major banks in the London or other applicable offshore interbank market. The Overnight Rate for any day which is not a Letter of Credit Business Day (or on which dealings are not carried on in the applicable offshore interbank market) shall be the Overnight Rate for the immediately preceding Letter of Credit Business Day.

Section 2.22. Increase in Commitments. (a) From time to time subsequent to the Effective Date, the Borrowers jointly may, upon at least 30 days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the aggregate amount of the Commitments by an amount which is not less than $25,000,000 with respect to any such request; provided that the Committed Facility may not exceed $1,000,000,000 at any time. The Borrowers may increase the aggregate amount of the Commitments by (i) having another lender or other lenders (each, an “Additional Lender”) become party to this Agreement, (ii) agreeing with any Lender to increase its Commitment hereunder or (iii) a combination of the procedures described in clauses (i) and (ii) of this sentence; provided that the sum of the increases in the Commitments of the Lenders plus the Commitments of the Additional Lenders shall not in the aggregate exceed the amount of the requested increase.

(b) An increase in the aggregate amount of the Commitments pursuant to this Section 2.22 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrowers, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrowers with respect thereto and such opinions of counsel for the Borrowers with respect thereto as the Administrative Agent may reasonably request. At the time of any increase in the aggregate amount of the Commitments pursuant to this Section 2.22, the Borrowers shall represent (i) that, immediately before and after any such increase is made, no Default has occurred and is continuing and (ii) that the representations and warranties of the Borrowers contained in the Loan Documents are true in all material respects on and as of the date such increase is made, except for such representations or warranties which by their terms are made as of a specified date, which shall be true and correct as of such specified date.

(c) Upon any increase in the amount of the Commitments pursuant to this Section 2.22:

(i) the applicable Borrower shall (A) at the end of the current Interest Period, in the case of any Eurodollar Rate Advances then outstanding and (B) within five Business Days, in the case of any Base Rate Advances then outstanding, prepay or repay each such Advance then outstanding in its entirety and, to the extent such Borrower elects to do so and subject to the conditions specified in Article 3, such Borrower shall reborrow Committed Advances from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Advances are held by the Lenders in such proportion; provided that if at any time after such increase but prior to such prepayment or repayment an Event of Default shall have occurred and shall have continued unremedied for a period of at least five Business Days, the Lenders whose Commitments have not been increased pursuant to clause (b) of this Section (each, a “Non-Increasing Lender”) shall sell to each Lender whose Commitment has been assumed or increased pursuant to clause (b) of this Section (each, an “Increased Commitment Lender”), and each Increased Commitment Lender shall purchase from each Non-Increasing Lender, such participations in the Committed Advances then outstanding in an amount such that, after giving effect to all such purchases and sales, all outstanding Committed Advances are held by the Lenders in proportion to their respective Commitments, after giving effect to such assumptions and increases; and

(ii) each existing Non-Increasing Lender shall be deemed, without further action by any party hereto, to have sold to each Increased Commitment Lender and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation on the terms specified in this Article 2 in each Letter of Credit in an amount such that, after giving effect to all such purchases and sales, the outstanding Letter of Credit Exposure is held by the Lenders in proportion to their respective Commitments after giving effect to such assumptions and increases.

(e) Any increase in the Commitments pursuant to this Section 2.22 shall be subject to the prior written approval of each Issuing Bank.

Section 2.23. Registry. (a) The Administrative Agent shall maintain a register (a “Register”) on which it will record the Commitment of each Lender, each Advance made by each Lender and each repayment of any such Advance made to such Lender. Any such recordation by the Administrative Agent on a Register shall be conclusive, absent manifest error. With respect to any Lender, the assignment or other transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Advance made pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the applicable Register and otherwise complies with Section 9.06. The Register shall be available at the offices where kept by the Administrative Agent for inspection by the Borrowers and any Lender at any reasonable time upon reasonable prior notice to the Administrative Agent. Each Lender shall record on its internal records (including computerized systems) the foregoing information as to its own Commitment and Advances. Failure to make any such recordation, or any error in such recordation, shall not affect the obligations of any Borrower under the Loan Documents.

(a) Each Borrower hereby agrees that, upon the request of any Lender at any time, any or all of such Lender’s Advances shall be evidenced by one or more Notes of such Borrower payable to the order of such Lender and representing the obligation of such Borrower to pay the unpaid principal amount of such Advances to such Borrower made by such Lender, with interest as provided herein on the unpaid principal amount of such Advances from time to time outstanding.

Section 2.24. Swingline Advances. (a) Agreements to Lend. From time to time prior to the Swingline Termination Date, each Swingline Lender agrees, on the terms and conditions set forth in this Agreement, to make advances to any Borrower pursuant to this subsection in amounts such that at no time shall (i) any Lender’s Committed Outstanding Amount exceed its Commitment; (ii) the Total Outstanding Amount exceed the aggregate amount of the Commitments; and (iii) the aggregate outstanding principal amount of all Swingline Advances from any Swingline Lender exceed its Swingline Commitment. Each Swingline Advance shall be in a principal amount of $1,000,000 or any larger multiple thereof. No Swingline Advance may be used to refinance an outstanding Swingline Advance. Within the foregoing limits, any Borrower may borrow under this Section 2.24, prepay Swingline Advances from time to time and reborrow at any time prior to the Swingline Termination Date under this Section 2.24. The Swingline Commitments shall terminate automatically and simultaneously on the earlier of (i) the Swingline Termination Date and (ii) the date of any termination of the Commitments pursuant to Section 2.06, Section 6.01 or otherwise.

(b) Swingline Borrowing Procedure. The Borrower shall give the Administrative Agent and the applicable Swingline Lender notice not later than 2:00 p.m. (New York City time) on the date of each Swingline Advance, specifying the amount of such Advance and the date of such borrowing, which shall be a Business Day. Not later than 3:00 p.m. (New York City time) on the date of each Swingline Advance, the Swingline Lender making such Advance shall, unless it determines that any applicable condition specified in Article 3 has not been satisfied, make available the amount of such Swingline Advance, in Federal or other funds immediately available in New York City, to the Borrower at the Swingline Lender’s address specified in or pursuant to Section 9.02.

(c) Interest. Each Swingline Advance shall bear interest on the outstanding principal amount thereof, payable at maturity, at a rate per annum equal to the Base Rate for such day (or such other rate per annum as the Swingline Lender making such Advance and the Borrower may mutually agree). Such interest shall be payable at the maturity of such Swingline Advance and, with respect to the principal amount of any Swingline Advance prepaid pursuant to subsection (d) or (e) below, upon the date of such prepayment. Any overdue principal of or interest on any Swingline Advance shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the Base Rate for such day plus 2%.

(d) Maturity; Mandatory Prepayment. Each Swingline Advance shall mature, and the principal amount thereof shall be due and payable, on the earlier of the date falling five Business Days after such Advance is made and fifth Business Day after the Swingline Termination Date. In addition, on the date of each Borrowing of Committed Advances by any Borrower pursuant to Section 2.01, the Administrative Agent shall apply the proceeds thereof to prepay all Swingline Loans then outstanding to such Borrower.

(e) Optional Prepayment. The Borrower may prepay any Swingline Advance in whole at any time, or from time to time in part in a principal amount of $1,000,000 or any larger multiple thereof, by giving notice of such prepayment to the applicable Swingline Lender and the Administrative Agent not later than 2:00 p.m. (New York City time) on the date of prepayment.

(f) Funding Losses. Prepayment of any Swingline Advance which is a Fixed Rate Loan pursuant to subsection (d) or (e) above shall be subject to the provisions of Section 9.04(c), and for this purpose such Swingline Advance shall be deemed to have an Interest Period from and including the date such Swingline Advance was made to but not including its maturity date.

(g) Payments. All payments to any Swingline Lender under this Section 2.24 shall be made to it at its address specified in or pursuant to Section 9.02 in Federal or other funds immediately available in New York City, not later than 3:00 p.m. (New York City time) on the date of payment.

(h) Refunding Unpaid Swingline Advances. If (w) any Swingline Advance is not paid in full on its maturity date and the applicable Swingline Lender so requests, (x) the Swingline Advances become immediately due and payable pursuant to Article 6, (y) the Commitments terminate at a time any Swingline Advances are outstanding, or (z) requested by any Swingline Lender by written notice given to the Administrative Agent not later than 10:00 a.m. (New York City time) on any Business Day, the Administrative Agent shall, by notice to the Lenders (including each Swingline Lender, in its capacity as a Lender), require each Lender to pay to the Administrative Agent for the account of the Swingline Lenders an amount equal to such Lender’s Pro Rata Share of the aggregate unpaid principal amount of the Swingline Advances described in clause (w), (x), (y) or (z) above, as the case may be. Such notice shall specify the date on which such payments are to be made, which shall be the first Business Day after such notice is given. Not later than 3:00 p.m. (New York City time) on the date so specified, each Lender shall pay the amount so notified to it to the Administrative Agent at its address specified in or pursuant to Section 9.02, in Federal or other funds immediately available in New York City. Promptly upon receipt thereof, the Administrative Agent shall remit such amounts to the Swingline Lenders. The amount so paid by each Lender shall constitute a Base Rate Advance and a Swingline Advance to the Borrower and shall be applied by the Swingline Lenders to reduce their outstanding Swingline Advances.

(i) Obligations Absolute. Each Lender’s obligation to make the payments specified in Section 2.24(h), and the right of each Swingline Lender to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be effected by any event, condition or circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

ARTICLE 3

CONDITIONS OF LENDING AND ISSUANCES OF LETTERS OF CREDIT

Section 3.01. Conditions Precedent to Effectiveness. This Amended Agreement shall not become effective, and no Lender shall be obligated to make any Advance and no Issuing Bank shall be obligated to issue any Letter of Credit hereunder, until each of the following conditions precedent is satisfied:

(a) The Administrative Agent shall have received counterparts of this Agreement duly executed by each of the parties listed on the signature pages hereof (or in the case of any party as to which such an executed counterpart shall not have been received, the Administrative Agent shall have received evidence satisfactory to it of the execution and delivery of a counterpart hereof by such party).

(b) The Administrative Agent shall have received the following in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and in sufficient copies for each Lender:

(i) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with transactions contemplated by the Loan Documents and each Loan Document to which it is or is to be a party.

(ii) A certificate of each Loan Party, signed on behalf of such Loan Party the Chairman, any Vice Chairman, any Deputy Chairman, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President or any Vice President (or equivalent officer) of such Loan Party and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Effective Date and (B) the absence of any event occurring and continuing, or resulting from the Effective Date, that constitutes a Default.

(iii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(iv) A favorable opinion of (A) Maples and Calder, Cayman Islands counsel for the Parent, in substantially the form of Exhibit D-1 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request, (B) Mayer Brown LLP, New York counsel for the Loan Parties, in substantially the form of Exhibit D-2 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request, and (C) Conyers Dill & Pearman, Bermuda counsel for ACE Bermuda and ACE Tempest, in substantially the form of Exhibit D-3 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(c) There shall have occurred no material adverse change since December 31, 2006 in the business, financial condition, operations or properties of the Parent and its Subsidiaries, taken as a whole.

(d) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (x) would be reasonably expected to have a Material Adverse Effect or (y) would reasonably be expected to materially adversely affect the legality, validity or enforceability of any Loan Document or the other transactions contemplated by the Loan Documents.

(e) The Borrowers shall have paid all accrued fees of the Agents and the Lenders and all accrued expenses of the Agents (including the accrued fees and expenses of counsel to the Administrative Agent and local counsel on behalf of all of the Lenders), in each case to the extent then due and payable.

On the Effective Date, (i) the Existing Agreement shall be automatically amended and restated in its entirety to read as this Amended Agreement, (ii) each Person listed on the signature pages hereof which is not a party to the Existing Agreement shall become a Lender party to this Agreement, (iii) the Commitment of each Lender shall be the amount set forth opposite the name of such Lender on the Commitment Schedule, (iv) any Lender party to the Existing Agreement but not listed in the Commitment Schedule (a “Departing Bank”) shall cease to be a Lender party to this Agreement and all accrued fees and other amounts payable under the Existing Agreement for the account of such Departing Bank shall be immediately due and payable; provided that the provisions of Sections 2.11, 2.13 and 9.04 of the Existing Agreement shall continue to inure to the benefit of such Departing Bank, (v) each Lender’s Letter of Credit Participating Interests in each outstanding Letter of Credit issued pursuant to the Existing Agreement shall be readjusted in accordance with each Lender’s Pro Rata Share and (vi) each Departing Bank’s Letter of Credit Participating Interests hereunder in the outstanding Letters of Credit issued pursuant to the Existing Agreement shall be terminated. Promptly after the Effective Date, the Administrative Agent shall deliver to each Lender a copy of this Amended Agreement including photocopies of counterpart signature pages signed by each of the parties hereto.

Section 3.02. Conditions Precedent to Each Committed Borrowing and Issuance, Extension or Increase of a Letter of Credit. The obligation of each Lender to make a Committed Advance on the occasion of each Committed Borrowing (including the initial Committed Borrowing), the obligation of each Swingline Lender to make a Swingline Advance on the occasion of each Swingline Borrowing and the obligation of each Issuing Bank to issue, extend or increase a Letter of Credit (including the initial issuance), shall be subject to the further conditions precedent that on the date of such Committed Borrowing or issuance, extension or increase (a) the following statements shall be true (and each of the giving of the applicable Notice of Committed Borrowing or request for issuance, extension, or increase, and the acceptance by the Borrower that requested such Committed Borrowing of the proceeds of such Committed Borrowing or of such issuance, extension or increase shall constitute a representation and warranty by such Borrower that both on the date of such notice and on the date of such Committed Borrowing or such issuance, extension or increase such statements are true):

(i) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of such date, before and after giving effect to such Committed Borrowing and to the application of the proceeds therefrom or such issuance, extension or increase, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Committed Borrowing or the date of such issuance, extension or increase, in which case as of such specific date; and

(ii) no Default has occurred and is continuing, or would result from such Committed Borrowing or the application of the proceeds therefrom or from such issuance, extension or increase; and

(b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender or any Issuing Bank through the Administrative Agent may reasonably request.

Section 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing (including the initial Competitive Bid Borrowing) to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (a) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, and (b) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower that requested such Competitive Bid Borrowing of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Competitive Bid Borrowing such statements are true):

(i) the representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Competitive Bid Borrowing, in which case as of such specific date, and

(ii) no Default has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

(a) Each Loan Party and each of its Material Subsidiaries (i) is duly organized or formed, validly existing and, to the extent such concept applies, in good standing under the laws of the jurisdiction of its incorporation or formation, except, in the case of any Material Subsidiary other than a Loan Party, where the failure to do so would not be reasonably likely to have a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval would not be reasonably likely to have a Material Adverse Effect. All of the outstanding Equity Interests in each Borrower (other than the Parent) have been validly issued, are fully paid and non-assessable and (except for any Preferred Securities issued after the date of this Agreement) are owned, directly or indirectly, by the Parent free and clear of all Liens.

(b) Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all material federal tax returns and all other material tax returns required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, except to the extent contested in good faith and by appropriate proceedings (in which case adequate reserves have been established therefor in accordance with GAAP).

(c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party and the consummation of the transactions contemplated by the Loan Documents, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s constitutional documents, (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party or the other transactions contemplated by the Loan Documents, or (ii) the exercise by any Agent or any Lender of its rights under the Loan Documents, except for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application relating to creditors’ rights and to general principles of equity.

(f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to such Loan Party’s knowledge, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) would reasonably be expected to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

(g) The Consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2006, and the related Consolidated statements of income and of cash flows of the Parent and its Subsidiaries for the Fiscal Year then ended, accompanied by an unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Parent and its Subsidiaries as at such date and the Consolidated results of operations of the Parent and its Subsidiaries for the Fiscal Year ended on such date, all in accordance with GAAP applied on a consistent basis, and, as of the Effective Date, since December 31, 2006, there has been no Material Adverse Change.

(h) No information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as at the date it was dated (or if not dated, so delivered).

(i) Following application of the proceeds of each Advance hereunder, Margin Stock will constitute less than 25% of the value of those assets of any Borrower which are subject to any limitation on sale, pledge or other disposition hereunder.

(j) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(k) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(l) Except to the extent that any and all events and conditions under clauses (i) through (v) below of this paragraph (l) in the aggregate are not reasonably expected to have a Material Adverse Effect,

(i) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

(ii) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan that is not subject to United States law maintained or contributed to by any Loan Party or with respect to which any Subsidiary of any Loan Party may have liability under applicable local law (a “Foreign Plan”):

(x) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(y) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

(z) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(iii) During the twelve-consecutive-month period to the date of the execution and delivery of this Agreement and prior to any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA and no minimum funding waiver has been applied for or is in effect with respect to any Pension Plan. No condition exists or event or transaction has occurred or is reasonably expected to occur with respect to any Pension Plan which could reasonably be expected to result in any Loan Party or any ERISA Affiliate incurring any material liability, fine or penalty.

(iv) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state laws.

(v) No assets of any Loan Party are or are deemed under applicable law to be “plan assets” within the meaning of Department of Labor Regulation §2510.3-101.

(m) (i) In the ordinary course of its business, each Borrower reviews the effect of Environmental Laws on the operations and properties of such Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, and any actual or potential liabilities to third parties and any related costs and expenses). On the basis of this review, each Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

(ii) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, except for non-compliances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect; and there are no Environmental Actions pending or threatened against any Loan Party or its Subsidiaries, and no circumstances exist that could be reasonably likely to form the basis of any such Environmental Action, which (in either case), individually or in the aggregate with all other such pending or threatened actions and circumstances would reasonably be expected to have a Material Adverse Effect.

(n) Neither any Loan Party nor any of its Subsidiaries is a Sanctioned Person.

(o) No proceeds of any Loan and no part of any payment under any Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE 5

COVENANTS OF THE BORROWERS

Section 5.01. Affirmative Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, each Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include compliance with Environmental Laws, Environmental Permits, ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that neither any Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Material Subsidiary operates (it being understood that the foregoing shall not apply to maintenance of reinsurance or similar matters which shall be solely within the reasonable business judgment of the Parent and its Subsidiaries).

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, (i) its existence and (ii) its legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that (A) the Parent and its Subsidiaries may consummate any merger, amalgamation or consolidation permitted under Section 5.02(c), (B) no Subsidiary (other than a Borrower) shall be required to preserve and maintain its existence, legal structure, legal names or other rights (charter and statutory) if management of a direct or indirect parent of such Subsidiary has determined that such action is not disadvantageous in any material respect to the Parent, such parent or the Lenders and (C) neither the Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if management of the Parent or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Parent, such Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time upon not less than three Business Days’ prior notice, permit the Agents (upon request made by any Agent or any Lender), or any agents or representatives thereof, at the expense (so long as no Default has occurred and is continuing) of such Agents (or such Lender, as the case may be), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Subsidiaries with any of their officers or directors and with, so long as a representative of the Parent is present, their independent certified public accountants; provided that neither the Parent nor any of its Subsidiaries shall be required to disclose any information that it reasonably determines is entitled to the protection of attorney-client privilege.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent and each such Subsidiary sufficient to permit the preparation of financial statements in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates (other than any such transactions between

Loan Parties or wholly-owned Subsidiaries of Loan Parties) on terms that are fair and reasonable and no less favorable than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(i) Pari Passu ranking. Each Borrower shall procure that its obligations under the Loan Documents will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations which are mandatorily preferred by law applying to insurance companies generally.

(j) OFAC Compliance. (i) Cause each of its Subsidiaries that is a U.S. Person to have a compliance program that is reasonably designed to comply with OFAC’s requirements; (ii) cause each of its Subsidiaries that is a Subsidiary of a U.S. Person to provide notice promptly to the Lenders upon receiving a sanction on account of, or an inquiry from any governmental authority related to, a violation or potential violation of OFAC by such Subsidiary; and (iii) not knowingly request the issuance of a letter of credit hereunder in favor of a beneficiary that is a Sanctioned Person or is organized under the laws of a Sanctioned Country.

Section 5.02. Negative Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrowers will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including accounts) whether now owned or hereafter acquired, or assign or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens described on Schedule 5.02(a) hereto;

(iv) purchase money Liens upon or in any property acquired or held by the Parent or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any property to be subject to such Liens, or Liens existing on any property at the time of acquisition or within 180 days following such acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(v) Liens arising in connection with Capitalized Leases; provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;

(vi) (A) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event, (B) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Parent or any of it Subsidiaries in accordance with Section 5.02(c) and not created in contemplation of such event and (C) any Lien existing on any asset prior to the acquisition thereof by the Parent or any of its Subsidiaries and not created in contemplation of such acquisition;

(vii) Liens securing obligations under credit default swap transactions determined by reference to, or Contingent Obligations in respect of, Debt issued by the Parent or one of its Subsidiaries; such Debt not to exceed an aggregate principal amount of $550,000,000;

(viii) Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(ix) Liens on cash and Approved Investments securing Hedge Agreements arising in the ordinary course of business;

(x) other Liens securing Debt or other obligations outstanding in an aggregate principal or face amount not to exceed at any time 5% of Consolidated Net Worth;

(xi) Liens consisting of deposits made by the Parent or any insurance Subsidiary with any insurance regulatory authority or other statutory Liens or Liens or claims imposed or required by applicable insurance law or regulation against the assets of the Parent or any insurance Subsidiary, in each case in favor of policyholders of the Parent or such insurance Subsidiary or an insurance regulatory authority and in the ordinary course of the Parent’s or such insurance Subsidiary’s business;

(xii) Liens on Investments and cash balances of the Parent or any insurance Subsidiary (other than capital stock of any Subsidiary) securing obligations of the Parent or any insurance Subsidiary in respect of (i) letters of credit obtained in the ordinary course of business and/or (ii) trust arrangements formed in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by the Parent or any insurance Subsidiary;

(xiii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (vi) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount (other than in respect of fees, expenses and premiums, if any) or change in any direct or contingent obligor) of the Debt secured thereby;

(xiv) Liens securing obligations owed by any Loan Party to any other Loan Party or owed by any Subsidiary of the Parent (other than a Loan Party) to the Parent or any other Subsidiary;

(xv) Liens incurred in the ordinary course of business in favor of financial intermediaries and clearing agents pending clearance of payments for investment or in the nature of set-off, banker’s lien or similar rights as to deposit accounts or other funds;

(xvi) judgment or judicial attachment Liens, provided that the enforcement of such Liens is effectively stayed;

(xvii) Liens arising in connection with Securitization Transactions; provided that the aggregate principal amount of the investment or claim held at any time by all purchasers, assignees or other transferees of (or of interests in) receivables and other rights to payment in all Securitization Transactions (together with the aggregate principal amount of any other obligations secured by such Liens) shall not exceed $750,000,000;

(xviii) Liens on securities arising out of repurchase agreements with a term of not more than three months entered into with Lenders or their Affiliates or with securities dealers of recognized standing; provided that the aggregate amount of all assets of the Parent and its Subsidiaries subject to such agreements shall not at any time exceed $1,000,000,000; and

(xix) Liens securing up to an aggregate amount of $200,000,000 of obligations of ACE Tempest, the Parent or any wholly owned Subsidiary, arising out of catastrophe bond financing.

(b) Change in Nature of Business. Make any material change in the nature of the business of the Parent and its Subsidiaries, taken as a whole, as carried on at the date hereof.

(c) Mergers, Etc. Merge into, amalgamate or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Parent may merge into, amalgamate or consolidate with any other Subsidiary of the Parent, provided that, in the case of any such merger, amalgamation or consolidation, the Person formed by such merger, amalgamation or consolidation shall be a wholly owned Subsidiary of the Parent, provided further that, in the case of any such merger, amalgamation or consolidation to which a Borrower is a party, the Person formed by such merger, amalgamation or consolidation shall be such Borrower;

(ii) any Subsidiary of any Borrower may merge into, amalgamate or consolidate with any other Person or permit any other Person to merge into, amalgamate or consolidate with it; provided that the Person surviving such merger, amalgamation or consolidation shall be a wholly owned Subsidiary of such Borrower;

(iii) in connection with any sale or other disposition permitted under Section 5.02(d), any Subsidiary of the Parent may merge into, amalgamate or consolidate with any other Person or permit any other Person to merge into, amalgamate or consolidate with it; and

(iv) the Parent or any other Borrower may merge into, amalgamate or consolidate with any other Person; provided that, in the case of any such merger, amalgamation or consolidation, the Person formed by such merger, amalgamation or consolidation shall be the Parent or such Borrower, as the case may be;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

(d) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of or permit any other Borrower to sell, lease, transfer or otherwise dispose of, all or substantially all of its assets (excluding sales of investment securities in the ordinary course of business).

(e) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted by GAAP.

Section 5.03. Reporting Requirements. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Parent will furnish to the Administrative Agent for distribution to the Lenders:

(a) Default Notice. As soon as possible and in any event within five days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Parent setting forth details of such Default, event, development or occurrence and the action that the Parent or the applicable Subsidiary has taken and proposes to take with respect thereto.

(b) Annual Financials. (i) As soon as available and in any event within 90 days after the end of each Fiscal Year (or, if earlier, within five Business Days after such date as the Parent is required to file its annual report on Form 10-K for such Fiscal Year with the Securities and Exchange Commission), a copy of the annual Consolidated audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Year, all reported on in a manner reasonably acceptable to the Securities and Exchange Commission in each case and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing reasonably acceptable to the Required Lenders, together with (A) a certificate of the Chief Financial Officer, Chief Accounting Officer or Chief Compliance Officer of the Parent stating that no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken a proposes to take with respect thereto, and (B) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04.

(ii) As soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the annual Consolidated audit report for such year for each Subsidiary Guarantor and its Subsidiaries, including therein a Consolidated balance sheet of such Subsidiary Guarantor and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of such Subsidiary Guarantor and its Subsidiaries for such Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, in each case accompanied by an opinion acceptable to the Required Lenders of PricewaterhouseCoopers LLP or other independent public accountants of recognized standing acceptable to the Required Lenders (it being understood that ACE INA shall be deemed to have satisfied the requirements of this clause 5.03(b)(ii) if its financial statements are included in a footnote to the financial statements of the Parent referred to in clause 5.03(b)(i) in a manner consistent with past practice).

(iii) As soon as available and in any event within 20 days after submission, each statutory statement of the Loan Parties (or any of them) in the form submitted to the Supervisor of Insurance, the Insurance Division of the Bermuda Monetary Authority.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year (or, if earlier, within five Business Days after such date as the Parent is required to file its quarterly report on Form 10-Q for such fiscal quarter with the Securities and

Exchange Commission), Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to the absence of footnotes and normal year-end audit adjustments) by the Chief Financial Officer, Chief Accounting Officer or Chief Compliance Officer of the Parent as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04.

(d) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f).

(e) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Parent sends to its stockholders generally, copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(f) ERISA. (i) ERISA Events. Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate institutes any steps to terminate any Pension Plan or becomes aware of the institution of any steps or any threat by the PBGC to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that any Loan Party or any ERISA Affiliate furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could reasonably be expected to result in any Loan Party or any ERISA Affiliate incurring any material liability, fine or penalty, or the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan or the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, notice thereof and copies of all documentation relating thereto.

(ii) Plan Annual Reports. Promptly upon request of any Agent or any Lender, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan.

(iii) Multiemployer Plan Notices. Promptly and in any event within 15 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B); provided, however, that such notice and documentation shall not be required to be provided (except at the specific request of any Agent or Lender, in which case such notice and documentation shall be promptly provided following such request) if such condition or event is not reasonably expected to result in any Loan Party or any ERISA Affiliate incurring any material liability, fine, or penalty.

(g) Regulatory Notices, Etc. Promptly after any Responsible Officer obtains knowledge thereof, (i) a copy of any notice from the Bermuda Minister of Finance or the Registrar of Companies or any other person of the revocation, the suspension or the placing of any restriction or condition on the registration as an insurer of any Borrower under the Bermuda Insurance Act 1978 (and related regulations) or of the institution of any proceeding or investigation which could reasonably be expected to result in any such revocation, suspension or placing of such a restriction or condition, (ii) copies of any correspondence by, to or concerning any Loan Party relating to an investigation conducted by the Bermuda Minister of Finance, whether pursuant to Section 132 of the Bermuda Companies Act 1981 (and related regulations) or otherwise and (iii) a copy of any notice of or requesting or otherwise relating to the winding-up or any similar proceeding of or with respect to any Loan Party.

(h) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

Information required to be delivered pursuant to clauses 5.03(b), 5.03(c) and 5.03(e) above shall be deemed to have been delivered on the date on which the Parent provides notice to the Administrative Agent that such information has been posted on the Parent’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (x) such notice may be included in a certificate delivered pursuant to clause 5.03(b)(i)(A) or 5.01(c)(i) and (y) the Parent shall deliver paper copies of the information referred to in clauses 5.03(b), 5.03(c) and 5.03(e) to any Lender which requests such delivery.

Section 5.04. Financial Covenants. So long as any Advance or any other obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Parent will:

(a) Adjusted Consolidated Debt to Total Capitalization Ratio. Maintain at all times a ratio of Adjusted Consolidated Debt to Total Capitalization of not more than 0.35 to 1.

(b) Consolidated Net Worth. Maintain at all times Consolidated Net Worth in an amount not less than the Minimum Amount.

For this purpose, the “Minimum Amount” is an amount equal to the sum of (i) the then-current Base Amount plus (ii) (A) 25% of Consolidated Net Income for each completed fiscal quarter of the Parent for which Consolidated Net Income is positive and that ends after the date on which the then-current Base Amount became effective and on or before the last day of the then-current Fiscal Year and (B) 50% of any increase in Consolidated Net Worth during such period attributable to the issuance of ordinary or preferred shares. The “Base Amount” shall be $9,570,000,000 as of December 31, 2006 and shall be reset on the earlier of (A) the date of the delivery of the financial statements for any Fiscal Year pursuant to Section 5.03(b)(i) (beginning with the financial statements for the Fiscal Year ending December 31, 2007) and (B) March 30 of each year (beginning March 30, 2008) to an amount equal to the greater of (x) 70% of Consolidated Net Worth as of the last day of the immediately preceding Fiscal Year and (y) the Minimum Amount in effect as of the last day of the immediately preceding Fiscal Year.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01. Events Of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) any Borrower shall fail to pay any principal of any Advance or any reimbursement obligation in respect of any payment made by an Issuing Bank pursuant to a Letter of Credit when and as the same shall become due and payable or (ii) any Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within five Business Days after the same becomes due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.15, 5.01(d)(i) (solely with respect to the existence of a Borrower), 5.02, 5.03(a) or 5.04; or

(d) any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to such Borrower by any Agent or any Lender; or

(e) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) a Responsible Officer becomes aware of such failure or (ii) written notice thereof shall have been given to such Loan Party by any Agent or any Lender; or

(f) the Parent or any of its Subsidiaries shall fail to pay any Material Financial Obligation (but excluding Debt outstanding hereunder) of the Parent or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Financial Obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Financial Obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is (i) to accelerate, or to permit the acceleration of, the maturity of such Material Financial Obligation, (ii) otherwise to cause, or to permit the holder thereof to cause, such Material Financial Obligation to mature or (iii) to require, or to permit the holder thereof to require, the delivery of cash collateral for such Material Financial Obligation; or any such Material Financial Obligation shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Financial Obligation shall be required to be made, in each case prior to the stated maturity thereof; or

(g) any Loan Party or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any Significant Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

(h) any final judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision in Article 7 of this Agreement shall for any reason cease to be valid and binding on or enforceable against any Loan Party (other than as a result of a transaction permitted hereunder), or any such Loan Party shall so state in writing; or

(j) a Change of Control shall occur; or

(k) Any Loan Party or any ERISA Affiliate shall incur or shall be reasonably expected to incur liability in excess of $25,000,000 in the aggregate with respect to any Pension Plan or any Multiemployer Plan in connection with the occurrence of any of the following events or existence of any of the following conditions:

(i) Institution of any steps by any Loan Party, any ERISA Affiliate or any other Person, including the PBGC to terminate a Pension Plan if as a result of such termination a Loan Party or any ERISA Affiliate would reasonably be expected to be required to make a contribution to such Pension Plan, or would reasonably be expected to incur a liability or obligation; or

(ii) A contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under section 302(f) of ERISA; or

(iii) Any condition shall exist or event shall occur with respect to a Pension Plan that is reasonably expected to result in any Loan Party or any ERISA Affiliate being required to furnish a bond or security to the PBGC or such Pension Plan, or incurring a liability or obligation in excess of $25,000,000; or

(l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability or a default, within the meaning of Section 4219(c)(5) of ERISA, has occurred with respect to such Multiemployer Plan which, in each case, could reasonably be expected to cause any Loan Party or any ERISA Affiliate to incur a payment obligation in excess of $25,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Commitments of each Lender and the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and/or (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated, (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers and (z) the obligation of the Borrowers to provide cash collateral under Section 6.02 shall automatically become effective.

Section 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, after having taken any of the actions described in Section 6.01(ii) or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s office designated in such demand, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding as cash collateral. If at any time during the continuance of an Event of Default the Administrative Agent determines that such funds are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional cash collateral, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, such funds shall be applied to reimburse the applicable Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE 7

THE GUARANTY

Section 7.01. The Guaranty. (a) Each Guarantor hereby jointly and severally, unconditionally, absolutely and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all amounts payable by each of the other Borrowers under the Loan Documents including the principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on each Advance made to any such other Borrower pursuant to this Agreement and for reimbursement obligations with respect to Letters of Credit and fees, expenses, indemnities or any other obligations, whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, or due or to become due. Upon failure by a Borrower to pay punctually any such amount, each other Guarantor agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.

(b) Each Guarantor (other than the Parent), and by its acceptance of this Guaranty, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of each Guarantor (other than the Parent) hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor (other than the Parent) under this Article 7 at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

Section 7.02. Guaranty Unconditional. The obligations of each Guarantor under this Article 7 shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other obligor under any of the Loan Documents, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any of the Loan Documents;

(c) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Loan Documents;

(d) any change in the corporate existence, structure or ownership of any obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Loan Documents;

(e) the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, any Lender or any other corporation or person, whether in connection with any of the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of the principal of or interest on any Note or any other amount payable under any of the Loan Documents;

(g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation or the Lenders’ rights with respect thereto; or

(h) any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, any Lender or any other corporation or person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to a Guarantor’s obligations under this Article 7.

Section 7.03. Discharge only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Article 7 shall remain in full force and effect until the Commitments shall have terminated, no Letters of Credit shall be outstanding and the principal of and interest on the Notes and all other amounts payable by the other Borrowers under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Advance or any other amount payable by a Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or otherwise, each Guarantor’s obligations under this Article 7 with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 7.04. Waiver by the Guarantors. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person.

Section 7.05. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against any other Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Guaranty shall have been paid in full in cash, no Letters of Credit shall be outstanding and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all amounts payable under this Guaranty, and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Termination Date shall have occurred, the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 7.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under any of the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless by payable by the Guarantors under this Article 7 forthwith on demand by the Administrative Agent made at the request of the requisite proportion of the Lenders.

Section 7.07. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all amounts payable under this Guaranty and (ii) the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Sections 9.06 and 9.07.

ARTICLE 8

THE AGENTS

Section 8.01. Authorization and Action. Each Lender (in its capacity as a Lender) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or all the Lenders where unanimity is required, and such instructions shall be binding upon all Lenders; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

Section 8.02. Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram or telecopy) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.03. JPMCB and Affiliates. With respect to its Commitments and the Committed Advances made by it, JPMCB shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMCB in its individual capacity. JPMCB and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if JPMCB were not an Agent and without any duty to account therefor to the Lenders.

Section 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 8.04 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.05. Indemnification. (a) Each Lender severally agrees to indemnify each Agent and its officers, directors, employees, agents, advisors and Affiliates (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent or any such other Person in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or other Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrowers.

(b) For purposes of this Section 8.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to (i) the amounts of their respective Commitments, if the Commitments are in existence at such time, or (ii) their respective interests in the sum of the aggregate amount of the Committed Outstanding Amounts of all Lenders at such time plus the aggregate outstanding principal amount of Competitive Bid Advances at such time, if the Commitments are not in existence at such time. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 8.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Parent. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, subject (so long as no Event of Default exists) to the consent of the Parent (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 8.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 8.07. Co-Documentation Agents. The Co-Documentation Agents, in their capacity as such, shall not have any duties or obligations of any kind under this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (and, in the case of an amendment, the Parent), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:

(a) unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time: (i) alter the ratable sharing of payments contemplated by Section 2.14, (ii) waive any of the conditions specified in Section 3.01, (iii) change the number of Lenders or the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iv) reduce or limit the obligations of any Guarantor under Article 7 or release such Guarantor or otherwise limit such Guarantor’s liability with respect to the obligations owing to the Agents and the Lenders, (iv) amend this Section 9.01 or any of the definitions herein that would have such effect, (v) extend the Termination Date or (vi) limit the liability of any Loan Party under any of the Loan Documents;

(b) unless in writing and signed by each affected Lender, do any of the following at any time: (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (ii) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder;

provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents and no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders above required to take such action, affect the rights or duties of such Issuing Bank under this Agreement or the other Loan Documents (including any change in Section 2.01(b), 2.04, 2.05(b), 2.05(c), 2.09(c)(ii), 2.18, 2.19, 2.20, 2.21, 2.22 or 9.09).

Section 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to any Borrower, at its address set forth below on the signature pages hereof; if to any

Lender, the address for notices specified in its Administrative Questionnaire; and if to the Administrative Agent, at its address at 1111 Fannin, 10th Floor, Houston, TX 77002, Attention: Carla Kinney; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed or telecopied, be effective when deposited in the mails, delivered to the telegraph company or transmitted by telecopier, respectively, except that notices and communications to any Agent pursuant to Article 2, 3 or 8 shall not be effective until received by such Agent. Manual delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 9.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04. Costs and Expenses. (a) The Borrowers agree to pay on demand (i) all reasonable and documented costs and expenses of the Agents in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable and documented fees and expenses of a single counsel for the Agents with respect thereto, with respect to advising the Agents as to their respective rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all reasonable and documented costs and expenses of each Agent, each Issuing Bank and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including the reasonable and documented fees and expenses of counsel for the Administrative Agent, each Issuing Bank and each Lender with respect thereto); provided that the Borrowers shall only be obligated to pay the fees and expenses of a single counsel for the Lenders and the Issuing Banks (it being understood that the Administrative Agent, may engage separate counsel) unless, and to the extent that, such counsel reasonably determines that a conflict requires the engagement of additional counsel.

(b) The Borrowers agree to indemnify and hold harmless each Agent, the Issuing Bank, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Agreement, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, including any acquisition or proposed acquisition by any Borrower or any of its Subsidiaries or Affiliates, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct; provided that the Borrowers shall only be obligated to pay the fees and expenses of a single counsel for the Indemnified Parties (other than the Administrative Agent, which may engage separate counsel) unless, and to the extent that, such counsel reasonably determines that a conflict requires the engagement of additional counsel. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each of the Borrowers also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the credit facilities provided hereunder, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or LIBO Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07, 2.10(b)(i) or 2.11(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if any Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.05, 2.07 or 6.01 or otherwise, the Borrowers agree, within 10 days after demand by such Lender (with a copy of such demand to the Administrative Agent), which demand shall include a calculation in reasonable detail of the amount demanded, to pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.11 and 2.13 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Agent and each Lender agrees promptly to notify each Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

Section 9.06. Successors; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights and obligations under this Agreement without the prior written consent of all the Lenders.

(b) Any Lender may at any time grant to one or more banks or other institutions (other than the Parent or any of its Subsidiaries or Affiliates) (each a “Participant”) participating interests in its Commitment or any or all of its Advances. If a Lender grants any such participating interest to a Participant, whether or not upon notice to the Borrowers and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in Section 9.01 (a) and (b) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 2.11, 2.13 and 9.04(c) and with respect to its participating interest. An assignment or other transfer which is not permitted by Section 9.06(c) or 9.06(d) shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection.

(c) Any Lender may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and its Note, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit C hereto signed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Parent, each Issuing Bank and the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that (i) if an Assignee is an affiliate of such transferor Lender or was a Lender immediately before such assignment, no such consent of the Parent shall be required, (ii) such assignment may, but need not, include rights of the transferor Lender in respect of outstanding Competitive Bid Advances, (iii) no such consent of the Parent shall be required if at the time an Event of Default exists, (iv) such consent shall be deemed to have been given by the Parent, each Issuing Bank or the Administrative Agent, as the case may be, if it shall not have responded to a written request for consent within five Business Days of its receipt thereof and (v) neither the Parent nor any of its Subsidiaries or Affiliates may be an Assignee. When such instrument has been signed and delivered by the parties thereto and such Assignee has paid to such transferor Lender the purchase price agreed between them, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States or a State thereof, it shall deliver to the Borrowers and the Administrative Agent certification as to exemption from deduction or withholding of United States federal income taxes in accordance with Section 2.13(e).

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 2.11 or 2.13 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 2.11 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

Section 9.07. Designated Lenders. (a) Subject to the provisions of this subsection (a), any Lender may at any time designate an Eligible Designee to provide all or a portion of the Committed Advances and Competitive Bid Advances to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Parent and the Administrative Agent consent thereto (which consents shall not be unreasonably withheld). When a Lender and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit E hereto (a “Designation Agreement”) and the Parent and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Committed Advances and Competitive Bid Advances to be made by such Designating Lender pursuant to Section 2.01 or 2.03, and the making of such Advances or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Advances or portion thereof were made by the Designating Lender. As to any Advances or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Advances or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of such Designated Lender’s obligations under this Agreement, including its obligations in respect of the Advances or portion thereof made by it. No additional Note shall be required to evidence the Advances or portion thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Notes as agent for its Designated Lender to the extent of the Advances or portion thereof funded by such Designated Lender. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may, with notice to (but without the prior written consent of) the Parent and the Administrative Agent, (i) assign all or portions of its interest in any Advances to its Designating Lender or to any financial institutions consented to by the Parent and the Administrative Agent that provide liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Advances or portions thereof made by it and (ii) disclose on a confidential basis any non-public information relating to its Advances or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

(b) Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This subsection (b) shall survive the termination of this Agreement.

Section 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 9.09. No Liability of the Issuing Banks. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Bank nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not strictly comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that such Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 9.10. Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Parent, other than (a) to (i) such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors, (ii) actual or prospective Assignees and Participants and (iii) actual or prospective counterparties (or their advisors) to any swap or derivative transaction relating to the Borrowers and their respective obligations under this Agreement, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner regulating such Lender or pursuant to any request of any self-regulatory body having or claiming authority to regulate or oversee any aspect of a Lender’s business or that of any of its affiliates and (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender.

Section 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the Borrowers hereby irrevocably appoints CT Corporation System, with offices on the Effective Date at 111 Eighth Avenue, New York, New York, 10011, USA as its agent to receive, accept and acknowledge for and on its behalf service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such agent shall cease to be available to act as such, the Borrowers agree to promptly designate a new agent satisfactory to the Administrative Agent in the Borough of Manhattan, The City of New York to receive, accept and acknowledge for and on its behalf service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding pursuant to the terms of this Section 9.11. In the event that any Borrower shall fail to designate such new agent, service of process in any such action or proceeding may be made on such Borrower by the mailing of copies thereof by express or overnight mail or overnight courier, postage prepaid, to such Borrower at its address set forth opposite its signature below.

Section 9.12. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.13. Waiver of Jury Trial. Each of the Borrowers, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 9.14. Nature of Borrowers’ Obligations. Any payment obligation of the Borrowers or the Loan Parties under Section 2.09, 2.11, 2.13 or 9.04 shall be the joint and several obligation of each Borrower or Loan Party, as the case may be.

Section 9.15. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACE LIMITED

P.O. Box HM 1015

Hamilton HM DX

Bermuda

Telephone: +1 (441) 295-5200

Fax: +1 (441) 295-5221

www.acelimited.com

The Common Seal of ACE Limited was hereunto affixed in the presence of:

ACE BERMUDA INSURANCE LTD.

P.O. Box HM 1015

Hamilton HM DX

Bermuda

Telephone: +1 (441) 295-5200

Fax: +1 (441) 296-7802

The Common Seal of ACE Bermuda Insurance Ltd. was hereunto affixed in the presence of:

ACE TEMPEST REINSURANCE LTD.

P.O. Box HM 2702

Hamilton HM KX

Bermuda

Telephone: +1 (441) 292-2603

Fax: +1 (441) 292-2395

The Common Seal of ACE Tempest Reinsurance Ltd. was hereunto affixed in the presence of:

ACE INA HOLDINGS INC.
Two Liberty Place
1601 Chestnut Street
Philadelphia, PA 19103
Telephone: +1 (215) 640-1000
Fax: +1 (215) 640-2489

By:
Title:

Taxpayer Identification Number:
___________________________

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:
Title:

BARCLAYS BANK PLC, as Syndication
Agent and as a Lender

By:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

LLOYDS TSB BANK plc

By:
Name:
Title:

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

BNP PARIBAS

By:
Name:
Title:

By:
Name:
Title:

CALYON NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

ING BANK NV, LONDON BRANCH

By:
Name:
Title:

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

THE BANK OF NEW YORK

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI, LTD., NEW YORK BRANCH

By:
Name:
Title:

MELLON BANK, N.A.

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND, plc, as a Departing Bank

By:
Name:
Title:

ROYAL BANK OF CANADA, as a Departing Bank

By:
Name:
Title:

HSBC BANK USA, N.A., as a Departing Bank

By:
Name:
Title:

ABN AMRO BANK N.V., as a Departing Bank

By:
Name:
Title:

By:
Name:
Title:

CITIBANK, N.A., as a Departing Bank

By:
Name:
Title:

PRICING SCHEDULE

Each of “Applicable Facility Fee Percentage” and “Applicable Margin” means, for any day, the rate per annum set forth below in the row opposite such term and in the column corresponding to the Pricing Level and Usage that apply on such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Applicable Facility Fee Percentage	0.040%	0.050%	0.060%	0.075%	0.090%
Applicable Margin
Usage ≤ 50%	0.160%	0.200%	0.240%	0.275%	0.310%
Usage > 50%	0.210%	0.250%	0.290%	0.325%	0.360%
Letter of Credit Fee	0.160%	0.200%	0.240%	0.275%	0.310%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Level I Pricing” applies on any day on which the Borrower’s long-term debt is rated A+ or higher by S&P or A1 or higher by Moody’s.

“Level II Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated A or higher by S&P or A2 or higher by Moody’s and (ii) Level I Pricing does not apply.

“Level III Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing applies.

“Level IV Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.

“Level V Pricing” applies on any day if no other Pricing Level applies on such day.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V Pricing applies on any day.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

The “Usage” applicable to any date is the percentage equivalent of a fraction the numerator of which is the Total Outstanding Amount at such date and the denominator of which is the aggregate amount of the Commitments at such date. If for any reason any Advances or Letters of Credit remain outstanding following the termination of the Commitments, Usage will be deemed to be 100%.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Parent without third-party credit enhancement, and any rating assigned to any other debt security of the Parent shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

In the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable Pricing Level is the higher of the two (e.g., A/A3 results in Level I Pricing); provided that if the split is more than one full rating category, the intermediate rating (or the higher of the two intermediate ratings) will be used (e.g. A/Baa1 results in Level II Pricing and AA-/Baa1 results in Level I Pricing).

Commitment Schedule

Lender	Commitment
JPMorgan Chase Bank, N.A.	$75,000,000
Barclays Bank PLC	$75,000,000
Bank of America, N.A.	$50,000,000
Deutsche Bank AG New York Branch	$50,000,000
Lloyds TSB Bank plc	$50,000,000
Wachovia Bank, National Association	$50,000,000
BNP Paribas	$25,000,000
Calyon New York Branch	$25,000,000
ING Bank NV, London Branch	$25,000,000
State Street Bank and Trust Company	$25,000,000
The Bank of New York	$25,000,000
The Bank of Tokyo-Mitsubishi, Ltd., New York Branch	$25,000,000
TOTAL	$500,000,000

Schedule 5.02(a)

1.	Lien arising under a Subordination Agreement dated as of October 27, 1998 among ACE US Holdings, Inc., ACE Limited and The Chase Manhattan Bank encumbering ACE US Holdings, Inc.’s rights under the Subordinated Loan Agreement dated as of October 27, 1998 among ACE US Holdings, Inc., ACE Bermuda Insurance Ltd. and United States Trust Company of New York, as trustee under the Indenture dated October 27, 1998 of ACE US Holdings, Inc.

2.	Liens securing the Seventh Amendment and Restatement of Letter of Credit Facility Agreement dated November 17, 2006 among ACE Limited, ACE Bermuda Insurance Ltd., ACE Tempest Reinsurance Ltd., certain other financial institutions and Citibank International plc, as Agent and Security Trustee.